AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CARDINAL HEALTH, INC.

(“Cardinal Health”),

BLUE MERGER CORP.,

a wholly owned direct subsidiary of Cardinal Health

(“Subcorp”),

and

ALARIS MEDICAL SYSTEMS, INC.

(“ALARIS”)

MAY 18, 2004

5.3 Corporate Power and Authority	17
5.4 Capitalization of ALARIS	17
5.5 Conflicts; Consents and Approvals	18
5.6 Brokerage and Finders’ Fees; Expenses	19
5.7 ALARIS SEC Documents; Securities Law Matters	19
5.8 Information Supplied	20
5.9 Compliance with Law	21
5.10 Litigation; Products Liability	22
5.11 No Material Adverse Change	23
5.12 Taxes	23
5.13 Intellectual Property	25
5.14 Title to and Condition of Properties	26
5.15 Employee Benefit Plans	26
5.16 Contracts	30
5.17 Labor Matters	32
5.18 Undisclosed Liabilities	32
5.19 Operation of ALARIS’ Business; Relationships	32
5.20 Permits; Compliance	33
5.21 Environmental Matters	34
5.22 Insurance	35
5.23 Opinion of Financial Advisor	35
5.24 Board Recommendation; Required Vote	35
5.25 Section 203 of the DGCL	36

ARTICLE VI. COVENANTS OF THE PARTIES	36

6.1 Mutual Covenants	36
(a) HSR Act Filings; Reasonable Efforts; Notification	36
(b) Public Announcements	38
(c) Conveyance Taxes	39
6.2 Covenants of Cardinal Health	39
(a) Indemnification; Directors’ and Officers’ Insurance	39
(b) Employees and Employee Benefits	39
6.3 Covenants of ALARIS	40
(a) Conduct of ALARIS’ Operations	40
(b) No Solicitation	43
(c) Fiduciary Right of Termination	44
(d) Access	45
(e) Subsequent Financial Statements	45
6.4 Section 203 of the DGCL Covenant	45

ARTICLE VII. CONDITIONS TO THE MERGER	46

7.1 Conditions to the Obligations of Each Party	46
7.2 Conditions to the Obligations of Cardinal Health and Subcorp	46

ARTICLE VIII. TERMINATION AND AMENDMENT	46
8.1 Termination	46
8.2 Effect of Termination	48
8.3 Amendment	49
8.4 Extension; Waiver	49

ARTICLE IX. MISCELLANEOUS	49

9.1 Survival of Representations and Warranties	49
9.2 Notices	49
9.3 Interpretation	50
9.4 Counterparts	51
9.5 Entire Agreement	51
9.6 Third-Party Beneficiaries	51
9.7 Governing Law	51
9.8 Consent to Jurisdiction; Venue	52
9.9 Specific Performance	52
9.10 Assignment	52
9.11 Expenses	52
9.12 Severability	53

ANNEX A CONDITIONS OF THE OFFER

INDEX OF DEFINED TERMS

Defined Term	Section
Acquisition Agreement	6.3(c)
Action	5.10
Agreement	Preamble
ALARIS	Preamble
ALARIS Board	Preliminary Statement A
ALARIS Board Recommendation	5.24
ALARIS By-laws	2.6(a)
ALARIS Certificate	2.6(a)
ALARIS Common Stock	5.4(a)
ALARIS Disclosure Schedule	5.1
ALARIS Employees	6.2(b)(i)
ALARIS Option(s)	3.3(a)
ALARIS Permits	5.20(a)
ALARIS SEC Documents	5.7(a)
ALARIS Stockholders	1.1(b)
ALARIS Stockholders’ Meeting	2.6(a)(i)
ALARIS’ Financial Advisors	2.6(a)(ii)
ALARIS’ Majority Stockholder	Preliminary Statement D
ALARIS’ Majority Stockholder’s Shares	Preliminary Statement D
Antitrust Laws	6.1(a)(ii)
Applicable Laws	3.2(d)
Appointment Time	1.3(a)
Appraisal Shares	3.1(d)
Business Combination	8.2
Cardinal Health	Preamble
Cardinal Health Common Shares	3.3(a)
Cardinal Health Disclosure Schedule	4.3(d)
Cardinal Health Exchange Option	3.3(a)
Certificate	3.1(b)
Certificate of Merger	2.2
Closing	2.2
Closing Date	2.2
Code	3.2(g)
Commission	1.1(b)
Company Group	9.3
Competing Transaction	6.3(b)
Confidentiality Agreement	1.2(c)
Conversion Ratio	3.3(a)
Contract	5.16
Controlled Group Liability	5.15(a)
DGCL	1.2(a)
Delaware Secretary of State	2.2
Effective Time	2.2

Defined Term	Section
Eligibility Date	6.2(b)(ii)
Environmental Laws	5.21
Environmental Permit	5.21
ERISA	5.15(a)
ERISA Affiliate	5.15(a)
Exchange Act	1.1(a)
Exchange Fund	3.2(a)
Expiration Date	1.1(c)
FDA	4.3(d)
GAAP	5.7(a)
Governmental Authority	4.3(d)
Hazardous Materials	5.21
HSR Act	4.3(d)
Independent Directors	1.3(c)
Intellectual Property	5.13(a)
knowledge	9.3
Material Adverse Effect	9.3
Merger	Preliminary Statement C
Merger Consideration	3.1(e)
Minimum Condition	Annex A
Multiemployer Plan	5.15(f)
Multiple Employer Plan	5.15(f)
Offer	Preliminary Statement B
Offer Documents	1.1(b)
NYSE	1.3(c)
Paying Agent	3.2(a)
Per Share Amount	Preliminary Statement B
Plans	5.15(a)
Proxy Statement	2.6(a)(ii)
Qualified Plan	5.15(c)
Schedule 14D-9	1.2(b)
SEC Staff	1.1(c)
Section 16	3.3(c)
Section 262	3.1(b)
Securities Act	3.3(b)
Subcorp	Preamble
Subcorp Common Stock	3.1(a)
subsidiary	9.3
Superior Proposal	6.3(b)
Support Agreement	Preliminary Statement D
Surviving Corporation	2.1
Tax Returns	5.12(g)
Taxes	5.12(h)

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of the 18th day of May 2004, by and among Cardinal Health, Inc., an Ohio corporation (“Cardinal Health”), Blue Merger Corp., a Delaware corporation and a wholly owned subsidiary of Cardinal Health (“Subcorp”), and ALARIS Medical Systems, Inc., a Delaware corporation (“ALARIS”).

PRELIMINARY STATEMENTS

A. The board of directors of ALARIS (the “ALARIS Board”) has, in light of and subject to the terms and conditions set forth in this Agreement, (i) approved this Agreement, and deemed the Agreement, the Offer (as defined in Preliminary Statement B), the Merger (as defined in Preliminary Statement C), and the transactions contemplated by this Agreement, advisable, fair to and in the best interests of the ALARIS Stockholders (as defined in Section 1.1(b)), (ii) resolved to recommend acceptance of the Offer to the ALARIS Stockholders, and (iii) resolved to recommend the approval and adoption by the ALARIS Stockholders of this Agreement, including the Merger and the transactions contemplated by this Agreement to the extent required under Applicable Laws (as defined in Section 3.2(d)).

B. In furtherance thereof, it is proposed that Subcorp shall commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the issued and outstanding shares of ALARIS Common Stock (as defined in Section 5.4) at a price of $22.35 per share of ALARIS Common Stock, net to the seller in cash (such amount, or any greater amount per share paid pursuant to the Offer, the “Per Share Amount”).

C. Following the consummation of the Offer, Cardinal Health desires to combine its businesses with the businesses operated by ALARIS through the merger of Subcorp with and into ALARIS, with ALARIS as the surviving corporation (the “Merger”), pursuant to which each share of ALARIS Common Stock issued and outstanding at the Effective Time (as defined in Section 2.2), other than the shares of ALARIS Common Stock owned by Cardinal Health, Subcorp or ALARIS (or any of their respective direct or indirect wholly owned subsidiaries (as defined in Section 9.3)) and other than the Appraisal Shares (as defined in Section 3.1(d)), will be converted into the right to receive the Merger Consideration (as defined in Section 3.1(e)), all as more fully provided in this Agreement.

D. Concurrently with the execution of this Agreement, as a condition and inducement to Cardinal Health’s willingness to enter into this Agreement, Cardinal Health and the majority stockholder of ALARIS (together with affiliated parties) (“ALARIS’ Majority Stockholder”) are entering into the Support/Tender Agreement, dated as of May 18, 2004, between Cardinal Health and ALARIS’ Majority Stockholder (the “Support Agreement”) in respect of shares of ALARIS Common Stock beneficially owned by such stockholder (“ALARIS’ Majority Stockholder’s Shares”).

AGREEMENT

Now, therefore, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

THE OFFER

1.1. The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Article VIII and none of the events or conditions set forth in Annex A (other than clauses (b), (f), (h) and (i)) shall have occurred and be existing, Cardinal Health shall cause Subcorp to commence, and Subcorp shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the “Exchange Act”)), as promptly as reasonably practicable after the date of this Agreement and in any event within 10 business days after the date of this Agreement, the Offer. Cardinal Health shall cause Subcorp to accept for payment, and Subcorp shall accept for payment, all shares of ALARIS Common Stock that have been validly tendered and not withdrawn pursuant to the Offer at the earliest time following the initial Expiration Date (as defined in Section 1.1(c)) at which time all conditions of the Offer shall have been satisfied or waived by Subcorp, and, thereafter, Subcorp shall accept for payment all additional shares of ALARIS Common Stock validly tendered during any subsequent offering period to the extent Cardinal Health and Subcorp determine to provide a subsequent offering period in connection with the Offer, provided Cardinal Health and Subcorp are permitted to do so pursuant to Section 1.1(c). Subcorp shall not accept for payment any shares of ALARIS Common Stock tendered pursuant to the Offer unless there shall have been validly tendered and not withdrawn prior to the Expiration Date such number of shares of ALARIS Common Stock that satisfy the Minimum Condition (as defined in Annex A). Subcorp expressly reserves the right to increase the Per Share Amount and to waive any condition of the Offer, except the Minimum Condition. Without the prior written consent of ALARIS, Subcorp shall not decrease the Per Share Amount or change the form of consideration payable in the Offer, decrease the number of shares of ALARIS Common Stock sought to be purchased in the Offer, impose conditions to the Offer in addition to those set forth in Annex A, change or waive the Minimum Condition or, except as provided in Section 1.1(c), extend the expiration of the Offer beyond the initial Expiration Date, or amend any other term of the Offer in a manner materially adverse to the ALARIS Stockholders. The Per Share Amount shall be paid less any required withholding of Taxes (as defined in Section 5.12(h)), upon the terms and subject to satisfaction or waiver of the conditions of the Offer set forth in Annex A. ALARIS agrees that no shares of ALARIS Common Stock held by ALARIS or any of its subsidiaries will be tendered in the Offer.

(b) Subcorp shall file with the Securities and Exchange Commission (the “Commission”) a Tender Offer Statement on Schedule TO with respect to the Offer on the date the Offer is commenced, which shall include an offer to purchase, form of transmittal letter and form of notice of guaranteed delivery (together with any supplements or amendments thereto, collectively, the “Offer Documents”) and use its reasonable best efforts to cause the Offer

Documents to be disseminated to the ALARIS Stockholders in accordance in all material respects with the applicable requirements of the United States federal securities laws. Cardinal Health and Subcorp will use their respective reasonable best efforts to comply in all material respects with the applicable requirements of the United States federal securities laws. The information provided and to be provided by ALARIS, Cardinal Health and Subcorp for use in the Offer Documents shall not, on the date filed with the Commission and on the date first published or sent or given to holders of shares of ALARIS Common Stock (the “ALARIS Stockholders”), as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading except that no representation is made by Cardinal Health with respect to the information supplied by ALARIS for inclusion in the Offer Documents. ALARIS, Cardinal Health and Subcorp each agree promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Cardinal Health further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the Commission and disseminated to the ALARIS Stockholders to the extent required by applicable United States federal securities laws. ALARIS shall promptly furnish to Cardinal Health or Subcorp all information concerning ALARIS that is required or reasonably requested by Cardinal Health or Subcorp in connection with the obligations relating to the Offer Documents contained in this Section 1.1(b). ALARIS and its counsel shall be given the opportunity to review and comment on the Offer Documents sufficiently in advance of filing with the Commission or dissemination to the ALARIS Stockholders.

(c) Subject to the terms and conditions thereof, the Offer shall remain open until midnight, New York City time, on the date that is 20 business days after the date the Offer is commenced (the initial “Expiration Date,” and any expiration time and date established pursuant to an authorized extension of the Offer as so extended, also an “Expiration Date”); provided, however, that, without the consent of ALARIS, Subcorp may (i) extend the Offer for one or more periods of not more than five business days not to exceed an aggregate of 15 business days if, at the scheduled Expiration Date, any of the conditions of the Offer shall not have been satisfied or waived until such time as such conditions are satisfied or waived to the extent permitted by this Agreement; (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff of the Commission (the “SEC Staff”) thereof applicable to the Offer; or (iii) extend the Offer for one subsequent offering period (as provided in Rule 14d-11 under the Exchange Act) for three to 20 business days in order to acquire at least 90% of the outstanding shares of ALARIS Common Stock or otherwise. Upon the written request of ALARIS, Cardinal Health agrees to cause Subcorp to extend the Offer for one or more periods not to exceed an aggregate of 15 business days, if, as of any Expiration Date, all of the conditions of the Offer are not satisfied, but such conditions are reasonably capable of being satisfied in such period. Cardinal Health and Subcorp shall comply with the obligations respecting prompt payment and announcement under the Exchange Act, and, without limiting the generality of the foregoing, Subcorp shall, and Cardinal Health shall cause Subcorp to, accept for payment, and pay for, all shares of ALARIS Common Stock validly tendered and not withdrawn pursuant to the Offer promptly following the acceptance of the shares of ALARIS Common Stock for payment pursuant to the Offer and this Agreement.

1.2. Company Action.

(a) ALARIS hereby approves of and consents to the Offer, and represents and warrants that the ALARIS Board, at a meeting duly called and held, has, subject to the terms and conditions set forth in this Agreement, unanimously (i) approved this Agreement, and deemed this Agreement, the Offer, the Merger and the transactions contemplated by this Agreement advisable, fair to and in the best interests of the ALARIS Stockholders; (ii) approved this Agreement, the Support Agreement and the transactions contemplated by this Agreement and the Support Agreement, including the Offer and the Merger, in all respects, and such approval constitutes approval of the Offer, the Merger, this Agreement and the Support Agreement and the transactions contemplated by such agreements for purposes of Section 203 of the Delaware General Corporation Law (the “DGCL”); and (iii) resolved to recommend that the ALARIS Stockholders accept the Offer, that the ALARIS Stockholders tender their shares of ALARIS Common Stock under the Offer to Subcorp, and that the ALARIS Stockholders approve and adopt this Agreement and the Merger to the extent required by Applicable Laws. ALARIS consents to the inclusion of such approval and recommendation in the Offer Documents.

(b) ALARIS hereby agrees to file with the Commission, as soon as reasonably practicable on the day the Offer is commenced, a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with any amendments or supplements thereto, the “Schedule 14D-9”) containing the recommendation described in Section 1.2(a) and to promptly mail the Schedule 14D-9 to the ALARIS Stockholders together with the Offer Documents and use its reasonable best efforts to cause the Offer Documents to be disseminated to the ALARIS Stockholders in accordance in all material respects with the applicable requirements of the United States federal securities laws. Cardinal Health, Subcorp, and their counsel shall be given the opportunity to review and comment on the Schedule 14D-9 sufficiently in advance of its filing with the Commission. ALARIS will use its reasonable best efforts to cause the Schedule 14D-9 to comply in all material respects with the applicable requirements of the United States federal securities laws. The information provided and to be provided by ALARIS, Cardinal Health and Subcorp for use in the Schedule 14D-9 shall not, on the date filed with the Commission and on the date first published or sent or given to the ALARIS Stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by ALARIS with respect to the information supplied in writing by Cardinal Health or Subcorp for inclusion in the Schedule 14D-9. ALARIS will use its reasonable best efforts to comply in all material respects with the applicable requirements of the United States federal securities laws. ALARIS, Cardinal Health and Subcorp each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and ALARIS further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the Commission and disseminated to the ALARIS Stockholders to the extent required by the applicable requirements of the United States federal securities laws. Cardinal Health and Subcorp shall promptly furnish to ALARIS all information concerning Cardinal Health and Subcorp that is required or reasonably requested by ALARIS in connection with the obligations relating to the Schedule 14D-9 contained in this Section 1.2(b).

(c) In connection with the Offer, ALARIS promptly will furnish (or cause its transfer agent to furnish) Cardinal Health and Subcorp with mailing labels, security position listings and any available listing or computer files containing the names and addresses of the ALARIS Stockholders as of a recent date, and shall furnish Subcorp with such additional information and assistance (including, without limitation, updated lists of the ALARIS Stockholders, mailing labels and lists of securities positions) as Subcorp or its agents may reasonably request in communicating the Offer to the record and beneficial holders of shares of ALARIS Common Stock. Except as required by Applicable Laws, and except as necessary to communicate the Offer, the Merger or the transactions contemplated by this Agreement to the ALARIS Stockholders, Cardinal Health and Subcorp (and their respective representatives) shall hold in confidence the information contained in any such labels, listings and files to the extent required by the confidentiality agreement between Cardinal Health and ALARIS, dated March 8, 2004 (the “Confidentiality Agreement”).

1.3. Board of Directors.

(a) Promptly upon the acceptance of any shares of ALARIS Common Stock for payment by Cardinal Health or Subcorp or any of their affiliates pursuant to and in accordance with the terms of the Offer (the “Appointment Time”) and this Agreement and from time to time thereafter, and subject to Section 1.3(c), Subcorp shall be entitled to designate up to such number of directors, rounded to the nearest whole number constituting at least a majority of the directors, on the ALARIS Board as will give Subcorp representation on the ALARIS Board equal to the product of the number of directors on the ALARIS Board (giving effect to any increase in the number of directors pursuant to this Section 1.3) and the percentage that such number of shares of ALARIS Common Stock so purchased bears to the total number of outstanding shares of ALARIS Common Stock, and ALARIS shall use all reasonable efforts to, upon Subcorp’s request, promptly, at Subcorp’s election, either increase the size of the ALARIS Board or secure the resignation of such number of directors as is necessary to enable Subcorp’s designees to be elected to the ALARIS Board and to cause Subcorp’s designees to be so elected. At such times, subject to Section 1.3(c), ALARIS will cause individuals designated by Subcorp to constitute a majority of each committee of the ALARIS Board, other than any committee of the ALARIS Board established to take action under this Agreement which committee shall be composed only of Independent Directors (as defined in Section 1.3(c)).

(b) ALARIS’ obligation to appoint designees to the ALARIS Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. ALARIS promptly shall take all action required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under this Section 1.3, and shall include in the Schedule 14D-9 such information with respect to ALARIS and its officers and directors as is required pursuant to such Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under this Section 1.3 and the United States federal securities laws, provided, that, Subcorp shall have provided to ALARIS prior to the filing with the Commission of the Schedule 14D-9 the information and consents with respect to Subcorp and its designees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. Subcorp will supply to ALARIS in writing any information with respect to itself and its nominees, officers, directors and affiliates required under the Exchange Act pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

(c) In the event that Subcorp’s designees are elected or designated to the ALARIS Board, then, until the Effective Time, ALARIS shall cause the ALARIS Board to have at least two directors who are directors on the date of this Agreement, including at least two directors who are (i) selected by such current directors and (ii) independent directors for purposes of the continued listing requirements of the New York Stock Exchange, Inc. (the “NYSE”) (such directors, the “Independent Directors”), provided, however, that, if any Independent Director is unable to serve due to death or disability or any other reason, the remaining Independent Directors shall be entitled to elect or designate another individual (or individuals) who serve(s) as a director (or directors) on the date of this Agreement (provided that no such individual is an employee of ALARIS or its subsidiaries) to fill the vacancy, and such director (or directors) shall be deemed to be an Independent Director (or Independent Directors) for purposes of this Agreement. If no Independent Director then remains, the other directors shall designate two individuals who are directors on the date of this Agreement, provided that such individuals shall not be employees, officers, directors or affiliates of ALARIS, Cardinal Health or Subcorp (or, in the event there shall be less than two directors available to fill the vacancies as a result of such individuals’ deaths, disabilities or refusals to serve, such smaller number of individuals who are directors on the date of this Agreement) to fill the vacancies and such directors shall be deemed Independent Directors for purposes of this Agreement. Following the Appointment Time and prior to the Effective Time, Cardinal Health and Subcorp shall cause any amendment of this Agreement, any amendment of the ALARIS Certificate or the ALARIS By-laws (each as defined in Section 2.6(a)), any termination of this Agreement by ALARIS, any extension by ALARIS of the time for the performance of any of the obligations or other acts of Subcorp or Cardinal Health or waiver of any of ALARIS’ rights under this Agreement or other action adversely affecting the rights of the ALARIS Stockholders (other than Cardinal Health or Subcorp), not to be effected without the affirmative vote of a majority of the Independent Directors. Following the Appointment Time and prior to the Effective Time, neither Cardinal Health nor Subcorp shall take any action to remove any Independent Director absent cause.

ARTICLE II

THE MERGER

2.1. The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the provisions of the DGCL, Subcorp shall be merged with and into ALARIS at the Effective Time. As a result of the Merger, the separate corporate existence of Subcorp shall cease and ALARIS shall continue its existence under the laws of the State of Delaware as a wholly owned subsidiary of Cardinal Health. ALARIS, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

2.2. Effective Time. As promptly as possible on the Closing Date (as defined below), the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with Section 251 of the DGCL. The Merger shall become effective when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by Cardinal Health and ALARIS and specified in the Certificate of Merger (the “Effective Time”).

Prior to the filing referred to in this Section 2.2, a closing (the “Closing”) shall be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, or such other place as the parties hereto may agree on, as soon as practicable following the date upon which all conditions set forth in Article VII that are capable of being satisfied prior to the Closing have been satisfied or waived, or at such other date as Cardinal Health and ALARIS may agree but in no event later than three business days after the satisfaction or waiver of each of the conditions set forth in Article VII; provided that the conditions set forth in Article VII that are capable of being satisfied prior to the Closing have been satisfied or waived at or prior to such date, and provided, further, that the Closing shall be delayed if and only for so long as reasonably necessary if a banking moratorium, act of terrorism or war (whether or not declared) affecting United States banking or financial markets generally prevents the Closing (such date, the “Closing Date”).

2.3. Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

2.4. Certificate of Incorporation and By-laws. The Certificate of Merger shall provide that, at the Effective Time, (a) the Surviving Corporation’s Certificate of Incorporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior thereto in Subcorp’s Certificate of Incorporation, except for Article I thereof, which shall read “The name of the corporation is ‘ALARIS MEDICAL SYSTEMS, INC.’”, and (b) Subcorp’s By-laws in effect immediately prior to the Effective Time shall be the Surviving Corporation’s By-laws; in each case, until amended in accordance with the DGCL.

2.5. Directors and Officers of the Surviving Corporation. From and after the Effective Time, the officers of ALARIS shall be the officers of the Surviving Corporation and the directors of Subcorp shall be the directors of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified. On or prior to the Closing Date, ALARIS shall deliver to Cardinal Health evidence satisfactory to Cardinal Health of the resignations of the directors of ALARIS (other than those designated by Cardinal Health pursuant to Section 1.3), such resignations to be effective as of the Effective Time.

2.6. ALARIS Stockholders’ Meeting.

(a) If required by Applicable Laws in order to consummate the Merger, ALARIS shall, in accordance with Applicable Laws and ALARIS’ Certificate of Incorporation, as in effect on the date of this Agreement (the “ALARIS Certificate”), and ALARIS’ By-laws, as in effect on the date of this Agreement (the “ALARIS By-laws”):

(i) duly call, give notice of, convene and hold a special meeting of the ALARIS Stockholders to consider and vote upon approval of the Merger, this Agreement and the transactions contemplated by this Agreement as soon as practicable following the acceptance for payment of shares of ALARIS Common Stock by Subcorp pursuant to the Offer (or, if later, following the termination of the subsequent offering period, if any) for the purpose of considering and taking action upon this Agreement (the “ALARIS Stockholders’ Meeting”); and

(ii) prepare and file with the Commission a preliminary proxy or information statement relating to this Agreement, and take all lawful actions (A) to obtain and furnish the information required to be included by the Commission in the Proxy Statement (as defined below), and, after consultation with Cardinal Health, to respond promptly to any comments made by the Commission or the SEC Staff with respect to the preliminary proxy statement and cause a definitive proxy statement (together with any amendments or supplements thereto, the “Proxy Statement”) to be mailed to the ALARIS Stockholders as soon as practicable, which Proxy Statement shall include all information required under Applicable Laws to be furnished to the ALARIS Stockholders in connection with the Merger and the transactions contemplated by this Agreement, and shall include the ALARIS Board Recommendation (as defined in Section 5.24) to the extent not previously withdrawn in compliance with Section 6.3(b) and the full text of the written opinion of each of Bear, Stearns & Co. Inc., Citigroup Global Markets Inc., and CIBC World Markets Corp. (“ALARIS’ Financial Advisors”) described in Section 5.23 to the extent not previously withdrawn, and (B) to obtain the necessary approvals of this Agreement, the Merger and the transactions contemplated by this Agreement by the ALARIS Stockholders.

(b) Subject to Section 6.3(b), ALARIS shall, through the ALARIS Board, recommend to the ALARIS Stockholders approval and adoption of this Agreement, including the Merger and the transactions contemplated by this Agreement, and, except as expressly permitted by this Agreement, shall not withdraw, amend or modify in a manner adverse to Cardinal Health the ALARIS Board Recommendation. ALARIS shall ensure that the ALARIS Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the ALARIS Stockholders’ Meeting are solicited, in compliance with Applicable Laws. Cardinal Health agrees that it will vote, or cause to be voted, all of the shares of ALARIS Common Stock then owned by it, Subcorp or any of Cardinal Health’s other subsidiaries in favor of the approval of this Agreement, the Merger and the transactions contemplated by this Agreement.

(c) Without limiting the generality of the foregoing, (i) ALARIS agrees that its obligation to duly call, give notice of, convene and hold the ALARIS Stockholders’ Meeting, as required by this Section 2.6, shall not be affected by the withdrawal, amendment or modification of the ALARIS Board Recommendation, and (ii) ALARIS agrees that its obligations pursuant to this Section 2.6 shall not be affected by the commencement, public proposal, public disclosure or communication to ALARIS of any Superior Proposal (as defined in Section 6.3(b)).

2.7. Merger Without Stockholders Meeting. Notwithstanding Section 2.6, in the event that Cardinal Health or Subcorp shall acquire, together with the shares of ALARIS Common Stock owned by Cardinal Health, Subcorp and any other subsidiary of Cardinal Health, at least 90% of the outstanding shares of ALARIS Common Stock pursuant to the Offer, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the Appointment Time in accordance with Section 253 of the DGCL without a meeting of the ALARIS Stockholders.

2.8. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of ALARIS or (b) otherwise carry out the provisions of this Agreement, ALARIS and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of ALARIS or otherwise to take any and all such action.

ARTICLE III

CONVERSION OF SECURITIES

3.1. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Cardinal Health, Subcorp or ALARIS or their respective shareholders and stockholders, as applicable:

(a) Each share of common stock, $0.01 par value, of Subcorp (“Subcorp Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding Surviving Corporation capital stock.

(b) Each share of ALARIS Common Stock issued and outstanding immediately prior to the Effective Time, excluding any shares of ALARIS Common Stock owned by Cardinal Health, Subcorp or ALARIS or any of their respective subsidiaries or any stockholders properly exercising appraisal rights pursuant to Section 262 of the DGCL (“Section 262”), as provided in Section 3.1(d), shall be converted into and represent the right to receive in cash, without interest, an amount equal to the Merger Consideration. At the Effective Time, all shares of ALARIS Common Stock shall no longer be outstanding and automatically shall be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any shares of ALARIS Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration or in the case of holders of Appraisal Shares the right to receive the applicable payments set forth in Section 3.1(d).

(c) Each share of ALARIS capital stock held in the treasury of ALARIS automatically shall be cancelled and retired and no payment shall be made in respect thereof.

(d) Notwithstanding anything in this Agreement to the contrary, the shares of ALARIS Common Stock issued and outstanding immediately prior to the Effective Time that are held by any ALARIS Stockholder that is entitled to demand and properly demands appraisal of shares of ALARIS Common Stock pursuant to, and that complies in all respects with, the provisions of Section 262 (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 3.1(b), but, instead, such ALARIS Stockholder shall be entitled to such rights (but only such rights) as are granted by Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and automatically shall be cancelled and shall cease to exist, and, except as otherwise provided by Applicable Laws, each holder of Appraisal Shares shall cease to have any rights with respect to the Appraisal Shares, other than such rights as are granted by Section 262. Notwithstanding the foregoing, if any such ALARIS Stockholder shall fail to validly perfect or shall otherwise waive, withdraw or lose the right to appraisal under Section 262 or if a court of competent jurisdiction shall determine that such ALARIS Stockholder is not entitled to the relief provided by Section 262, then the rights of such ALARIS Stockholder under Section 262 shall cease, and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 3.1(b) without interest. ALARIS shall give prompt notice to Cardinal Health of any demands for appraisal of any shares of ALARIS Common Stock, and Cardinal Health shall have the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, ALARIS shall not, without the prior written consent of Cardinal Health, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

(e) The “Merger Consideration” shall be equal to the Per Share Amount.

3.2. Surrender and Payment.

(a) Prior to the Effective Time, on behalf of the ALARIS Stockholders, Cardinal Health shall designate, or shall cause to be designated (pursuant to an agreement in form and substance reasonably acceptable to Cardinal Health), EquiServe Trust Company or another bank or trust company reasonably acceptable to ALARIS to act as agent for the payment of the Merger Consideration in respect of Certificates, upon surrender of such Certificates in accordance with this Article III from time to time after the Effective Time (the “Paying Agent”). Prior to the Effective Time, Cardinal Health shall deposit, or cause Subcorp to deposit, with the Paying Agent cash in amounts sufficient for the payment of the Merger Consideration pursuant to Section 3.1(b) upon surrender of such Certificates (such cash, the “Exchange Fund”). The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Cardinal Health, on a daily basis, provided that no such investment shall affect Cardinal Health’s obligation to pay the Merger Consideration in accordance with the terms of this Merger Agreement. Any portion of the Exchange Fund (including any interest and other income resulting from investments of the Exchange Fund) that remains undistributed to the ALARIS Stockholders six months after the date of the mailing required by Section 3.2(b) shall be delivered to Cardinal Health, upon demand by Cardinal Health, and holders of Certificates that have not theretofore complied with this Section 3.2 shall thereafter look only to Cardinal Health for payment of any claim to the Merger Consideration.

(b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, Cardinal Health shall instruct the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such ALARIS Stockholder shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other customary provisions as Cardinal Health may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be reasonably appointed by Cardinal Health, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of ALARIS Common Stock formerly represented by the Certificate shall have been converted pursuant to Section 3.1(b), and the Certificate so surrendered shall be cancelled. In the event of a transfer of ownership of ALARIS Common Stock that is not registered in the stock transfer books of ALARIS, the proper amount of cash may be paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of the Certificate or establish to the satisfaction of Cardinal Health that the Tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(c) Stock Transfer Books. At the close of business on the day on which the Effective Time occurs, the stock transfer books of ALARIS shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of ALARIS Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged as provided in this Article III.

(d) No Liability. None of Cardinal Health, Subcorp, ALARIS or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. All funds held by the Paying Agent for payment to the holders of unsurrendered Certificates and unclaimed six months after the Effective Time shall be returned to Cardinal Health, after which time any holder of unsurrendered Certificates shall look as a general creditor only to Cardinal Health for payment of the funds to which the holder of unsurrendered Certificates may be due, subject to Applicable Laws. If any Certificates shall not have been surrendered prior to seven years after the Effective Time, any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Authority (as defined in Section 4.3(d)), in each case, to the extent applicable (collectively, “Applicable Laws”), become the property of Cardinal Health, free and clear of all claims or interest of any person previously entitled thereto.

(e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming a Certificate to be lost, stolen or destroyed and, if reasonably required by Cardinal Health or the Surviving Corporation, the posting by such person of a bond in such reasonable amount as Cardinal Health or the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to the Certificate, the Paying Agent shall pay in respect of the lost, stolen or destroyed Certificate the Merger Consideration.

(f) No Further Ownership Rights in ALARIS Common Stock. The Merger Consideration paid in accordance with the terms of this Article III in respect of Certificates that have been surrendered in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of ALARIS Common Stock represented thereby.

(g) Withholding Rights. Each of the Surviving Corporation and Cardinal Health shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any ALARIS Stockholders such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (together with the rules and regulations thereunder, the “Code”), or any provision of state or local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation or Cardinal Health, as the case may be, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the ALARIS Stockholders in respect of which the deduction and withholding was made by the Surviving Corporation or Cardinal Health, as the case may be.

3.3. Treatment of Stock Options.

(a) Prior to the Effective Time, Cardinal Health and ALARIS shall take all actions as may be necessary to cause (i) each unexpired and unexercised outstanding option granted or issued under ALARIS stock option plans in effect on the date of this Agreement and listed on Section 5.15(b) to the ALARIS Disclosure Schedule (as defined in Section 5.1) that remains outstanding and unexercised as of the Effective Time (each, an “ALARIS Option”) to be automatically converted at the Effective Time into a vested option (a “Cardinal Health Exchange Option”) to purchase that number of common shares, without par value, of Cardinal Health (“Cardinal Health Common Shares”), equal to the number of shares of ALARIS Common Stock subject to the ALARIS Option immediately prior to the Effective Time multiplied by the ratio of the Merger Consideration over the average closing price of Cardinal Health common stock on the last five trading days immediately prior to the Effective Time (such ratio, the “Conversion Ratio”) (and rounded down to the nearest whole share), with an exercise price per share equal to the exercise price per share that existed under the corresponding ALARIS Option divided by the Conversion Ratio (and rounded up to the nearest whole cent), and with other terms and conditions that are the same as the terms and conditions of the ALARIS Option immediately before the Effective Time; provided that, to the extent practicable, with respect to any ALARIS Option that is an “incentive stock option” (within the meaning of Section 422 of the Code), the foregoing conversion shall be carried out in a manner satisfying the requirements of Section 424(a) of the Code, and (ii) no further issuances of ALARIS Common Stock, following the Effective Time, with respect to any ALARIS Option or other equity-based award. In connection with the issuance of Cardinal Health Exchange Options, Cardinal Health shall (i) reserve for issuance the number of Cardinal Health Common Shares that will become subject to Cardinal Health Exchange Options pursuant to this Section 3.3, and (ii) from and after the Effective Time, upon exercise of Cardinal Health Exchange Options, make available for issuance all Cardinal Health Common Shares covered thereby, subject to the terms and conditions applicable thereto and to Applicable Laws. Notwithstanding any other provision of this Agreement, following the Appointment Time, ALARIS may take action with respect to any ALARIS Option to provide for payment to the holder of such ALARIS Option, the excess of the Merger Consideration less the exercise price for such ALARIS Option times the number of shares of ALARIS Common Stock represented by such ALARIS Option and taking into account any withholding of taxes. To the extent reasonably requested by ALARIS in writing, Cardinal Health will advance funds necessary to finance ALARIS’ obligation with respect to the foregoing sentence.

(b) Cardinal Health agrees to use its reasonable best efforts to file with the Commission, within 15 days after the Closing Date, a registration statement on Form S-8 or other appropriate form under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”) to register Cardinal Health Common Shares issuable upon exercise of the Cardinal Health Exchange Options and to use its reasonable efforts to cause such registration statement to remain effective until the exercise or expiration of the Cardinal Health Exchange Options.

(c) Prior to the Effective Time: (i) the board of directors of Cardinal Health, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the Commission so that the acquisition by any officer or director of ALARIS, who may become a covered person of Cardinal Health (if any) for purposes of Section 16 under the Exchange Act (together with the rules and regulations thereunder, “Section 16”), of Cardinal Health Exchange Options pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16; and (ii) the ALARIS Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the Commission so that the disposition by any officer or director of ALARIS who is a covered person of ALARIS for purposes of Section 16 of shares of ALARIS Common Stock or ALARIS Options pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

(d) Cardinal Health shall be permitted to make additional grants of equal amounts under the ALARIS stock option plans following the Effective Time for an amount of Cardinal Health Common Shares equal to the number of shares of ALARIS Common Stock under ALARIS stock option plans immediately prior to the Effective Time that are not subject to outstanding awards, multiplied by the Conversion Ratio.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CARDINAL HEALTH AND SUBCORP

In order to induce ALARIS to enter into this Agreement, Cardinal Health and Subcorp represent and warrant to ALARIS that the statements contained in this Article IV are true, correct and complete.

4.1. Organization and Standing. Each of Cardinal Health and Subcorp is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Subcorp is a wholly owned subsidiary of Cardinal Health. As of the date of this Agreement, Subcorp has no material obligations or liabilities of any nature except for liabilities arising under or in connection with this Agreement or the transactions contemplated hereby.

4.2. Corporate Power and Authority. Each of Cardinal Health and Subcorp has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under the Agreement, and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Cardinal Health and Subcorp have been duly authorized by all necessary corporate action on the part of each of Cardinal Health and Subcorp, except, in the case of Subcorp, for the adoption of this Agreement by Cardinal Health as sole stockholder of Subcorp, which shall be effected immediately after this Agreement is executed. This Agreement has been duly executed and delivered by each of Cardinal Health and Subcorp, and, assuming this Agreement constitutes the legal, valid and binding obligation of ALARIS, constitutes the legal, valid and binding obligation of each of Subcorp and Cardinal Health enforceable against each of them in accordance with its terms.

4.3. Conflicts; Consents and Approval. Neither the execution and delivery of this Agreement by Cardinal Health or Subcorp nor the consummation of the transactions contemplated by this Agreement will:

(a) conflict with, or result in a breach of any provision of Cardinal Health’s Amended and Restated Articles of Incorporation, as amended, or Cardinal Health’s Code of Regulations, as amended, or Subcorp’s Certificate of Incorporation or Subcorp’s By-laws;

(b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any individual or entity (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Cardinal Health or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Cardinal Health or any of its subsidiaries is a party;

(c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Cardinal Health or any of its subsidiaries or their respective properties or assets; or

(d) require any action or consent or approval of, or review by, or registration or filing by Cardinal Health or Subcorp or any of their respective affiliates with, any third party or any local, domestic, foreign or multinational court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (including the United States Food and Drug Administration (the “FDA”), the United States Federal Trade Commission, the United States Federal Communications Commission, the American Medical Association and the Pharmaceutical Marketing Association) (each of the foregoing, a “Governmental Authority”), other than (i) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations thereunder, the “HSR Act”), (ii) registrations or other actions required under United States federal and state securities laws as are contemplated by this Agreement, (iii) consents or approvals of any Governmental Authority set forth in Section 4.3 to the disclosure schedule delivered by Cardinal Health to ALARIS and dated the date of this Agreement (the “Cardinal Health Disclosure Schedule”); and (iv) if applicable, the filing with the Delaware Secretary of State of a certificate of ownership and merger;

except in the case of clauses (b), (c) and (d) above for any of the foregoing that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect (as defined in Section 9.3) on Cardinal Health or a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated by this Agreement.

4.4. Brokerage and Finders’ Fees. Except as set forth in Section 4.4 to the Cardinal Health Disclosure Schedule, neither Cardinal Health nor any shareholder, director, officer or employee of Cardinal Health has incurred or will incur on behalf of Cardinal Health any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement.

4.5. Information Supplied. None of the information supplied or to be supplied by Cardinal Health or Subcorp for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is mailed to the ALARIS Stockholders or at the time of the ALARIS Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary, in order to make the statements therein in light of the circumstances under which they are made, not misleading. The Proxy Statement insofar as it relates to the ALARIS Stockholders’ Meeting will comply as to form in all material respects with the provisions of the Exchange Act. None of the information supplied or to be supplied by Cardinal Health or Subcorp for inclusion or incorporation by reference in the Offer Documents or provided by Cardinal Health or Subcorp in the Schedule 14D-9 will, at the respective times that the Offer Documents and the Schedule 14D-9 are filed with the Commission and are first published or sent or given to the ALARIS Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.6. Required Funds. Cardinal Health will have sufficient funds available to acquire all of the then-outstanding shares of ALARIS Common Stock at the Appointment Time and at the Effective Time.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ALARIS

In order to induce Subcorp and Cardinal Health to enter into this Agreement, ALARIS hereby represents and warrants to Cardinal Health and Subcorp that the statements contained in this Article V are true, correct and complete.

5.1. Organization and Standing. ALARIS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of ALARIS’ subsidiaries is an organization duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted, except where such failure to do so would not be material to the operations or businesses of such subsidiary. ALARIS and each of its subsidiaries are duly qualified to do business and are in good standing in each jurisdiction in which the nature of the business conducted by them or the property they own, lease or operate require them to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect on ALARIS. ALARIS is not in default in the performance, observance or fulfillment of any provision of the ALARIS Certificate or the ALARIS By-laws. ALARIS has heretofore furnished to Cardinal Health complete and correct copies of the ALARIS Certificate and the ALARIS By-laws and the certificates of incorporation and by-laws or similar organizational documents for each of ALARIS’ subsidiaries. Listed in Section 5.1 to the disclosure schedule delivered by ALARIS to Cardinal Health and dated the date of this Agreement (the “ALARIS Disclosure Schedule”) is each jurisdiction in which ALARIS or any of its subsidiaries is qualified to do business and whether ALARIS (or any of its subsidiaries) is in good standing in such jurisdiction as of the date of this Agreement.

5.2. Subsidiaries. ALARIS does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except as set forth in Section 5.2 to the ALARIS Disclosure Schedule. Except as set forth in Section 5.2 to the ALARIS Disclosure Schedule, ALARIS is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity or any other person, other than individually or in the aggregate in de minimis amounts. Except as set forth in Section 5.2 to the ALARIS Disclosure Schedule, ALARIS owns, directly or indirectly, each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of its subsidiaries. Each of the outstanding shares of capital stock of each of ALARIS’ subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and, except as set forth in Section 5.2 to the ALARIS Disclosure Schedule, is owned, directly or indirectly, by ALARIS free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each of ALARIS’ subsidiaries is set forth in Section 5.2 to the ALARIS Disclosure Schedule, as applicable: (a) its name and jurisdiction of incorporation or organization; (b) its authorized capital stock or share capital; and (c) the number of issued and outstanding shares of capital stock or share capital and the record owner(s) thereof. Other than as set forth in Section 5.2 to the ALARIS Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any of ALARIS’ subsidiaries, nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock of any of ALARIS’ subsidiaries, and neither ALARIS nor any of its subsidiaries has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of any of ALARIS’ subsidiaries or any predecessor thereof.

5.3. Corporate Power and Authority. ALARIS has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under this Agreement, and, subject to approval of this Agreement and the transactions contemplated by this Agreement by the ALARIS Stockholders, if required, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by ALARIS have been duly authorized by all necessary corporate action on the part of ALARIS, subject to approval of this Agreement and the transactions contemplated by this Agreement by the ALARIS Stockholders, if required by Applicable Laws. This Agreement has been duly executed and delivered by ALARIS, and, assuming this Agreement constitutes the legal, valid and binding obligation of Cardinal Health and Subcorp, constitutes the legal, valid and binding obligation of ALARIS enforceable against it in accordance with its terms.

5.4. Capitalization of ALARIS.

(a) As of May 17, 2004, ALARIS’ authorized capital stock consisted solely of (a) 85,000,000 shares of common stock, par value $0.01 per share (“ALARIS Common Stock”), of which (i) 72,374,798 shares were issued and outstanding, (ii) no shares were issued and held in treasury, and (iii) ALARIS Options to purchase 6,456,328 shares of ALARIS Common Stock were outstanding and 3,695,872 shares were available for grant under the ALARIS Option Plans, (b) 9,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding or reserved for future issuance under any agreement, arrangement or understanding, and (c) no other shares of capital stock of ALARIS or other securities of ALARIS convertible into or exchangeable for shares of capital stock of ALARIS are outstanding. None of ALARIS’ subsidiaries owns any capital stock of ALARIS. Each outstanding share of ALARIS capital stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Other than as set forth in the first sentence of this Section 5.4, or in Section 5.4 to the ALARIS Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer of any securities of ALARIS, nor are there outstanding any securities that are convertible into or exchangeable for any shares of ALARIS capital stock, and neither ALARIS nor any of its subsidiaries has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of ALARIS or any predecessor. Section 5.4 to the ALARIS Disclosure Schedule accurately sets forth the names of, and the number of shares of each class (including the number of shares of ALARIS capital stock issuable upon exercise of ALARIS Options and the exercise price and vesting schedule with respect thereto) and the number of options held by, all holders of options to purchase ALARIS capital stock. Section 5.4 to the ALARIS Disclosure

Schedule states the number of shares of ALARIS Common Stock issuable to each holder of ALARIS Options pursuant to the ALARIS Options as of the date of this Agreement, including the applicable vesting schedule, exercise price and whether the ALARIS Option is intended to qualify as an “incentive stock option” (within the meaning of Section 422 of the Code).

(b) Except as set forth in Section 5.4 to the ALARIS Disclosure Schedule, neither ALARIS nor any of its subsidiaries has agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any individual or entity; complete and correct copies of any such agreements have previously been provided to Cardinal Health. There are no outstanding shares of restricted stock of ALARIS. The issuance and sale of all of the shares of capital stock described in Section 5.4(a) have been in compliance with United States federal securities laws and in compliance in all material respects with state securities laws.

5.5. Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by ALARIS, nor the consummation of the transactions contemplated by this Agreement will:

(a) conflict with, or result in a breach of any provision of, the ALARIS Certificate or the ALARIS By-laws;

(b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the properties or assets of ALARIS or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which ALARIS or any of its subsidiaries is a party;

(c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to ALARIS or any of its subsidiaries or any of their respective properties or assets; or

(d) require any action or consent or approval of, or review by, or registration or filing by ALARIS or any of its affiliates with, any third party or any Governmental Authority, other than (i) approval of this Agreement and the transactions contemplated by this Agreement by ALARIS Stockholders, if required, (ii) actions required by the HSR Act, (iii) registrations or other actions required under United States federal and state securities laws as are contemplated by this Agreement, (iv) consents of, approvals of, reviews by or registrations or filings with any Governmental Authority or third party set forth in Section 5.5(d) to the ALARIS Disclosure Schedule and (v) if applicable, the filing of the Certificate of Merger;

except in the case of Section 5.5(b) that is set forth in Section 5.5(b) to the ALARIS Disclosure Schedule, and in the case of Sections 5.5(c) and 5.5(d) for any of the foregoing that would not,

individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on ALARIS or a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated by this Agreement.

5.6. Brokerage and Finders’ Fees; Expenses. Except for ALARIS’ obligations to ALARIS’ Financial Advisors (copies of the agreement relating to such obligations having previously been provided to Cardinal Health), neither ALARIS nor any stockholder, director, officer, employee or affiliate of ALARIS, has incurred or will incur on behalf of ALARIS or its subsidiaries, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement. Section 5.6 to the ALARIS Disclosure Schedule discloses the maximum aggregate amount of all fees and expenses that will be paid or will be payable by ALARIS and its subsidiaries to all attorneys, accountants and investment bankers in connection with the Offer, the Merger and the transactions contemplated by this Agreement.

5.7. ALARIS SEC Documents; Securities Law Matters.

(a) ALARIS and its subsidiaries have timely filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by them since January 1, 2001 under the Exchange Act or the Securities Act (as supplemented and amended since the time of filing, collectively, the “ALARIS SEC Documents”). The ALARIS SEC Documents, including any financial statements or schedules included in the ALARIS SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any ALARIS SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The consolidated financial statements of ALARIS and its subsidiaries included in the ALARIS SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any ALARIS SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present in all material respects (subject, in the case of unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of ALARIS and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. None of ALARIS’ subsidiaries is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the Commission, the NYSE, any stock exchange or any other comparable Governmental Authority.

(b) With respect to each Annual Report on Form 10-K and each Quarterly Report on Form 10-Q included in the ALARIS SEC Documents filed since August 29, 2002, the financial statements and other financial information included in such reports fairly present (within the meaning of the Sarbanes-Oxley Act of 2002) in all material respects the financial condition and results of operations of ALARIS as of, and for, the periods presented in the ALARIS SEC Documents. ALARIS’ principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to ALARIS’ auditors and the audit committee of the ALARIS Board (i) all significant deficiencies in the design or operation of internal controls that could adversely affect ALARIS’ ability to record, process, summarize and report financial data and have identified for ALARIS’ auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in ALARIS’ internal controls. ALARIS has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to ALARIS, including its consolidated subsidiaries, is made known to ALARIS’ principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the knowledge of ALARIS, such disclosure controls and procedures are effective at the reasonable assurance level in timely alerting ALARIS’ principal executive officer and its principal financial officer to material information required to be included in ALARIS’ periodic reports required under the Exchange Act. Except as set forth in Section 5.7(b) to the ALARIS Disclosure Schedule, there are no outstanding loans made by ALARIS or any of its subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of ALARIS. Since the enactment of the Sarbanes-Oxley Act of 2002, neither ALARIS nor any of its subsidiaries has made any loans to any executive officer or director of ALARIS or any of its subsidiaries.

(c) The assets of ALARIS and its subsidiaries that are inventories have a net realizable value on December 31, 2003 at least equal to the lower of cost or market value at which such inventories are carried on the balance sheet of ALARIS as of December 31, 2003 included in the ALARIS SEC Documents, and have been purchased by ALARIS directly from the manufacturer thereof or from an authorized distributor of such products in accordance with the Federal Prescription Drug Marketing Act, if applicable.

5.8. Information Supplied. None of the information supplied or to be supplied by ALARIS and any of its subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is mailed to the ALARIS Stockholders or at the time of the ALARIS Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary, in order to make the statements therein in light of the circumstances under which they are made, not misleading. The Proxy Statement insofar as it relates to the ALARIS Stockholders’ Meeting will comply as to form in all material respects with the provisions of the Exchange Act. None of the information supplied or to be supplied by ALARIS and any of its subsidiaries for inclusion or incorporation by reference in the Offer Documents or provided by ALARIS and any of its subsidiaries in the Schedule 14D-9 will, at the respective times that the Offer Documents and the Schedule 14D-9 or any amendments or supplements thereto are filed with the Commission and are first published or sent or given to the ALARIS Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.9. Compliance with Law.

(a) Except as set forth in Section 5.9(a) to the ALARIS Disclosure Schedule, ALARIS and its subsidiaries are in compliance, and at all times since January 1, 2001 have been in compliance, in each case, in all material respects, with Applicable Laws (other than immaterial Applicable Laws) relating to ALARIS and its subsidiaries or their business or properties.

(b) Except as disclosed in Section 5.9(b) to the ALARIS Disclosure Schedule, no material investigation or review by any Governmental Authority with respect to ALARIS or any of its subsidiaries is pending, or, to the knowledge of ALARIS, threatened, nor has any Governmental Authority indicated in writing an intention to conduct such an investigation or review.

(c) Except as disclosed in Section 5.9(c) to the ALARIS Disclosure Schedule, neither ALARIS, nor any of ALARIS’ respective officers, directors, stockholders, employees, agents and/or representatives has directly or indirectly (i) offered or paid any remuneration, in cash or in kind, to or made any financial arrangements with, any past or present customers, past or present suppliers, contractors or third party payors in order to obtain business or payments from such persons, (ii) given or agreed to give or is aware that there has been made or there is any agreement to make any material gift or gratuitous payment of any kind nature or description to any customer or potential customer supplier or potential supplier, contractor or third party payor or any other person, (iii) made or agreed to make or is aware that there has been made or that there is any agreement to make, any material contribution, payment or gift of funds or property to or for the private use of any governmental official, employee or agent where either the contribution, payment or gift is illegal under Applicable Laws, (iv) made, or agreed to make or is aware that there has been made or that there is any agreement to make any material payment to any person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the document supporting such payment, and/or (v) conducted business other than in compliance with all applicable anti-kickback laws and regulations, including but not limited to 42 U.S.C. 1320 a-7b(b) as amended or any applicable state anti-kickback or other similar state or federal laws.

(d) Except as disclosed in Section 5.9(d) to the ALARIS Disclosure Schedule, (i) neither ALARIS nor any of ALARIS’ officers, directors, employees, independent contractors, suppliers and/or agents have been convicted of, charged with or investigated for a Medicare, Medicaid or state health program related offense or convicted of, charged with or investigated for a violation of federal or state law related to Medicare, Medicaid or any other federal or state health care program, or been subject to any order or consent decree of, or material criminal or civil fine or penalty imposed by, any Governmental Authority with respect to any such program; and (ii) ALARIS has not arranged or contracted with (by employment or otherwise) any individual that is excluded from participation in a Federal Health Care Program as defined in 42 U.S.C.1320a-7b(f) for the provision of items or services for which payment may be made under such Federal Health Care Program.

(e) Except as disclosed in Section 5.9(e) to the ALARIS Disclosure Schedule, the activities of each of ALARIS, its subsidiaries and their respective current officers, directors, agents and employees and, to the knowledge of ALARIS, former officers, directors, agents and employees have complied in all material respects, and the operations of each of ALARIS and its subsidiaries have complied in all material respects, with all Applicable Laws governing corrupt or illicit business practices, including, without limitation, laws dealing with improper or illegal payments, gifts or gratuities and/or the payment of money or anything of value directly or indirectly to any person (whether a government official or private individual) for the purpose of illegally or improperly inducing any person or government official, or political party or official thereof, or any candidate for any such position, in making any decision or improperly assisting any person in obtaining or retaining business or taking any other action favorable to such person, and/or dealing with business practices in relation to investments outside of the United States (including, by way of example, if applicable, the United States Foreign Corrupt Practices Act, as amended). None of ALARIS, its subsidiaries or any of their respective directors, officers, agents or employees of ALARIS or any of its subsidiaries has, in connection with the conduct of the business of ALARIS and its subsidiaries, (A) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of ALARIS or any subsidiary for any reason, (C) paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of ALARIS or any of its subsidiaries in violation of any United States federal, state, local or foreign law or (D) made any other unlawful payment. The internal accounting controls and procedures of ALARIS and its subsidiaries are sufficient to cause compliance with the United States Foreign Corrupt Practices Act, as amended.

(f) Except as disclosed in Section 5.9(f) to the ALARIS Disclosure Schedule, ALARIS and its subsidiaries have been in compliance in all material respects with the applicable provisions of the Privacy Standards, the Electronic Transactions Standards and the Security Standards promulgated under the Administrative Simplifications subtitle of the Health Insurance Portability and Accountability Act of 1996.

5.10. Litigation; Products Liability. Except as set forth in Section 5.10 to the ALARIS Disclosure Schedule, there is no suit, claim, action, proceeding, hearing, notice of violation, demand letter or investigation (an “Action”) pending before any Governmental Authority, or, to the knowledge of ALARIS (or its executive officers or directors), threatened, against ALARIS or any of its subsidiaries or any executive officer or director of ALARIS or any of its subsidiaries which, if adversely determined would be material. Neither ALARIS nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree of any Governmental Authority having jurisdiction that, individually or in the aggregate, insofar as can be reasonably foreseen, could have a Material Adverse Effect on ALARIS or a material adverse effect on the ability of ALARIS to consummate the transactions contemplated by this Agreement. Except as set forth in Section 5.10 to the ALARIS Disclosure Schedule, since January 1, 2001, neither ALARIS nor any of its subsidiaries have been subject to any outstanding order, writ, injunction or decree of any Governmental Authority having jurisdiction relating to ALARIS’ or any of its subsidiaries’ method of doing business or its or their relationship with past, existing or potential users or purchasers of any goods or services of ALARIS or any of its subsidiaries. Except as set forth in Section 5.10 to the ALARIS Disclosure Schedule, there is no Action presently pending, or, to the knowledge of ALARIS (or its executive officers or directors), threatened, against ALARIS relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of ALARIS or any of its subsidiaries. Except as set forth in Section 5.10(b) to the ALARIS Disclosure Schedule, neither ALARIS nor any of its subsidiaries has extended to its customers any written product warranties, indemnifications or guarantees other than those extended from time to time in the ordinary course of business.

5.11. No Material Adverse Change. Except as set forth in Section 5.11 to the ALARIS Disclosure Schedule, since December 31, 2003 through the date of this Agreement, there has been no change, development or event that has or would reasonably be expected to have a Material Adverse Effect on ALARIS or a material adverse effect on the ability of ALARIS to consummate the transactions contemplated by this Agreement.

5.12. Taxes.

(a) ALARIS and its subsidiaries have duly filed all United States federal, state and local and foreign income, franchise, excise, real and personal property and other Tax Returns (as defined in Section 5.12(g)) and reports (including those filed on a consolidated, combined or unitary basis) required to have been filed by ALARIS or any of its subsidiaries prior to the date of this Agreement, except for Tax Returns the failure of which to file would not, individually or in the aggregate, reasonably be expected to result in material Tax. All of the foregoing Tax Returns and reports are true and correct (except for such inaccuracies that are, individually or in the aggregate, not material), and ALARIS and its subsidiaries have, within the time and manner prescribed by Applicable Laws, paid or, prior to the Effective Time, will pay all Taxes required to be paid with respect to the periods covered by such Tax Returns or reports or otherwise due before the Effective Time, except for such amounts that are not, individually or in the aggregate, material. Except as disclosed in Section 5.12 to the ALARIS Disclosure Schedule, neither ALARIS nor any of its subsidiaries has any material liability for any Taxes in excess of the amounts so paid or reserves so established, and neither ALARIS nor any of its subsidiaries is delinquent in the payment of any material Tax for which it is liable. None of them has requested or filed any document having the effect of causing any extension of time within which to file any Tax Returns that, individually or in the aggregate, are material in respect of any fiscal year that have not since been filed. No deficiencies for any material Tax have been proposed, asserted or assessed (tentatively or definitely), in each case, in writing by any taxing authority, against ALARIS or any of its subsidiaries for which there are not adequate reserves. All such currently proposed deficiencies which are material are set forth in Section 5.12 to the ALARIS Disclosure Schedule. Except as set forth in Section 5.12 to the ALARIS Disclosure Schedule, neither ALARIS nor any of its subsidiaries is the subject of any currently ongoing Tax audit. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any material Tax, other than those made in the ordinary course and for which payment has been made or there are adequate reserves. With respect to any taxable period ended prior to January 1, 1996, all United States federal Tax Returns including ALARIS or any of its subsidiaries have been audited by the Internal Revenue Service or other Governmental Authority, as applicable, or are closed by the applicable statute of limitations. Neither ALARIS nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, except with respect to Taxes that are, individually or in the aggregate, not material. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of ALARIS or any of its subsidiaries (other than liens for Taxes not yet due or liens that, individually or in the aggregate, are not material). No claim has ever been made in writing by a taxing authority that ALARIS is or may be subject to taxation by a jurisdiction in which ALARIS does not or has not filed Tax Returns. No claim has ever been made in writing by a taxing authority that a subsidiary of ALARIS is or may be subject to taxation by a jurisdiction in which such subsidiary does not or has not filed Tax Returns.

(b) Neither ALARIS nor any of its subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to material Taxes. Neither ALARIS nor any of its subsidiaries are now or have ever been a party to or bound by any agreement or arrangement (whether or not written and including any arrangement required or permitted by law) binding ALARIS or any of its subsidiaries that (i) requires ALARIS or any of its subsidiaries to make any material Tax payment to or for the account of any other person, (ii) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute that could reduce Taxes (including deductions and credits related to alternative minimum Taxes) of ALARIS or any of its subsidiaries, or (iii) requires or permits the transfer or assignment of income, revenues, receipts or gains to ALARIS or any of its subsidiaries, from any other person.

(c) ALARIS has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (ii) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(d) ALARIS and its subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, except for Taxes the failure of which to withhold or pay would not, individually or in the aggregate, be material.

(e) None of ALARIS’ foreign subsidiaries has been a member of any group that has filed a combined, consolidated or unitary Tax Return, other than such Tax Returns for which the period of assessment has expired (taking into account any extension or waiver thereof).

(f) None of ALARIS’ foreign subsidiaries is (i) engaged in a United States trade or business for United States federal income tax purposes, (ii) a “passive foreign investment company” (within the meaning of Section 1297 of the Code) or a shareholder, directly or indirectly, in a passive foreign investment company, or (iii) a “foreign investment company” (within the meaning of Section 1246(b) of the Code).

(g) “Tax Returns” means returns, reports and forms required to be filed with any Governmental Authority of the United States or any other jurisdiction responsible for the imposition or collection of Taxes.

(h) “Taxes” means (i) all taxes (whether United States federal, state or local or foreign) based upon or measured by income and any other tax whatsoever, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest or penalties imposed with respect thereto, and (ii) any obligations under any agreements or arrangements with respect to any taxes described in clause (i) above.

5.13. Intellectual Property.

(a) Set forth in Section 5.13 to the ALARIS Disclosure Schedule is a true and accurate list, of (i) all of ALARIS’ and its subsidiaries’ items of Intellectual Property (as defined below) consisting of foreign and domestic patents, patent applications, invention disclosures, trademarks, service marks, trade names (and any registrations or applications for registration for any of the foregoing trademarks, service marks and trade names) and all copyright applications and registrations and (ii) all material agreements to which ALARIS or any of its subsidiaries are a party granting or obtaining any rights under, or by their terms expressly restricting ALARIS’ right to use any of the Intellectual Property used, owned or held by ALARIS or any of its subsidiaries (other than commercial off-the-shelf software licenses). “Intellectual Property” means all material proprietary rights of every kind, including all domestic or foreign patents, domestic or foreign patent applications, inventions, processes, technologies, works-for-hire, and copyrighted works, disclosures, trade secrets, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, trade names, trade dress, copyrights, copyright registrations, customer lists, marketing and customer information, licenses, technical information (whether confidential or otherwise), software, and all documentation thereof. Other than the Intellectual Property set forth in Section 5.13 to the ALARIS Disclosure Schedule, no name, patent, invention, trade secret, proprietary right, computer software, trademark, service mark, trade name, logo, copyright, franchise, license, sublicense or other such right is necessary for the operation of the business of ALARIS and its subsidiaries in substantially the same manner as such business is presently conducted, except for failures to so own, license or otherwise have the right to use that would not reasonably be expected to, individually or in the aggregate, be material. Except as set forth in Section 5.13 to the ALARIS Disclosure Schedule (i) ALARIS or one of its subsidiaries own, free and clear of any liens, claims or encumbrances, the Intellectual Property listed thereon; (ii) no claim of invalidity or ownership with respect to any Intellectual Property has been made in writing by a third party to ALARIS and such Intellectual Property is not the subject of any threatened or pending Action; (iii) no individual or entity has asserted in writing to ALARIS that, with respect to the Intellectual Property, ALARIS or any of its subsidiaries or a licensee of ALARIS or any of its subsidiaries is infringing or has infringed on any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (iv) all fees, annuities, royalties, honoraria and other payments that are due from ALARIS or any of its subsidiaries on or before the date of this Agreement for any of the Intellectual Property and agreements related to the Intellectual Property have been paid except for such failures to pay which would not, individually or in the aggregate, reasonably be expected to be material; (v) the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any process, machine, manufacture, composition of matter, or material related to any part of the Intellectual Property, does not infringe on any domestic or foreign patent, trademark, service mark, trade name, copyright or other intellectual property right of any third party, and/or does not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party; (vi) to the knowledge of ALARIS, no unexpired foreign or domestic patents or patent applications exist that are adverse to the interests of ALARIS or any of its subsidiaries; (vii) there exists no (A) prior act that would void or invalidate any of the Intellectual Property or (B) conduct or use by ALARIS or any of its subsidiaries or any third party that would void or invalidate any of the Intellectual Property; and (viii) the execution, delivery and performance of this Agreement by ALARIS, and the consummation of the transactions contemplated by this Agreement, will not breach, violate or conflict with any instrument or agreement governing or contained within any of the Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Intellectual Property, or in any way impair the right of Cardinal Health or the Surviving Corporation to make, use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property.

(b) ALARIS and its subsidiaries have taken reasonable and appropriate steps in accordance with normal industry practice to safeguard and maintain the secrecy and confidentiality of all material trade secrets, copyrights and patent applications regarding the Intellectual Property (including entering into appropriate confidentiality, nondisclosure and noncompetition agreements with all appropriate officers, directors, employees and third-party consultants of ALARIS and its subsidiaries).

5.14. Title to and Condition of Properties. ALARIS and its subsidiaries own or hold under valid leases all real property, plants, machinery and equipment necessary for the conduct of the business of ALARIS and its subsidiaries as presently conducted, except where the failure to own or hold such property, plants, machinery and equipment would not have or reasonably be expected to have a Material Adverse Effect on ALARIS. The buildings, plants, machinery and equipment necessary for the conduct of the businesses of ALARIS and its subsidiaries as presently conducted are structurally sound in all material respects, are in good operating condition and repair, normal wear and tear excepted, and are adequate for the uses to which they are being put, and none of such buildings, plants, machinery or equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

5.15. Employee Benefit Plans.

(a) For purposes of this Section 5.15, the following terms have the definitions given below:

“Controlled Group Liability” means any and all liabilities of ALARIS or an ERISA Affiliate (as defined below) (i) under Title IV of ERISA (as defined below), (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of

ERISA and Section 4980B of the Code or the group health plan requirements of Sections 9801 et seq. of the Code and Section 701 et seq. of ERISA, and (v) under corresponding or similar provisions of foreign laws or regulations, in each case, other than pursuant to the Plans (as defined below).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations thereunder.

“ERISA Affiliate” means, any entity, trade or business, whether or not incorporated that, together with ALARIS is a member of a group described in Section 414(b), (c), (m) or (o) of the Code.

“Plans” means all employee benefit plans, programs and other arrangements providing benefits to any employee or former employee in respect of services provided to ALARIS or any of its subsidiaries or to any beneficiary or dependent thereof, and whether covering one individual or more than one individual, sponsored or maintained by ALARIS or any of its subsidiaries or to which ALARIS or any of its subsidiaries contributes or is obligated to contribute or could have any liability. Without limiting the generality of the foregoing, the term “Plans” includes any defined benefit or defined contribution pension plan, profit sharing plan, stock ownership plan, deferred compensation agreement or arrangement, vacation pay, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option or stock purchase plan, bonus or incentive plan or program, severance pay plan, agreement, arrangement or policy (including statutory severance and termination indemnity plans), practice or agreement, employment agreement, retiree medical benefits plan and each other employee benefit plan, program or arrangement including each “employee benefit plan” (within the meaning of Section 3(3) of ERISA).

(b) Section 5.15(b) to the ALARIS Disclosure Schedule lists all material Plans in effect on the date of this Agreement. With respect to each Plan, ALARIS has provided or made available to Cardinal Health a true, correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Plan, including, without limitation, all plan documents (including amendments), benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the two most recent actuarial valuations for any defined pension benefit plans; (vi) any written notices provided to any Governmental Authority relative to any Plan in the past five years in respect of any investigation, inquiry or administrative proceeding; (vii) any material written notices provided in the past five years to participants (as a group) in any Plan describing material benefits provided under such Plan; and (viii) the most recent determination letter from the Internal Revenue Service, if any. Except as specifically provided in the foregoing documents provided to Cardinal Health, there are no amendments to any Plan that have been adopted or approved, nor has ALARIS or any of its ERISA Affiliates undertaken to make any such amendments or to adopt or approve any new Plan.

(c) Each Plan that is intended to be qualified (within the meaning of Section 401(a) of the Code) has been amended to reflect changes in law referred to as “GUST” and has received a determination letter from the Internal Revenue Service that such plan is so qualified (a “Qualified Plan”), and all applicable foreign qualifications or registration requirements have been satisfied with respect to any Plan maintained outside the United States. Except as set forth in Section 5.15(c) to the ALARIS Disclosure Schedule, there are no existing circumstances nor any events that have occurred that could be reasonably expected to adversely affect the qualified status of any Qualified Plan or the related trust or the qualified or registered status of any Plan or trust maintained outside the United States.

(d) All contributions required to be made by ALARIS or any of its subsidiaries or any of their respective ERISA Affiliates to any Plan by Applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date of this Agreement have been timely made or paid in full and through the Closing Date will be timely made or paid in full. To the extent applicable, all Plans and related trusts maintained outside the United States are fully funded and/or fully book reserved on a projected benefit obligation basis in accordance with Applicable Laws and GAAP.

(e) Except as set forth in Section 5.15(e) to the ALARIS Disclosure Schedule, ALARIS and its ERISA Affiliates have complied, and are now in compliance, in all material respects, with all provisions of Applicable Laws, including ERISA, the Code and all laws and regulations (including any local Applicable Laws) applicable to the Plans. Except as set forth in Section 5.15(e) to the ALARIS Disclosure Schedule, each Plan has been operated in material compliance with its terms. There is not now, and there are no existing circumstances that could reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any pledge, lien, security interest or encumbrance on the assets of ALARIS or any of its ERISA Affiliates under ERISA or the Code, or similar Applicable Laws of foreign jurisdictions.

(f) Except as set forth in Section 5.15(f) to the ALARIS Disclosure Schedule, no Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Plan is a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA) (a “Multiple Employer Plan”), nor has ALARIS or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within six years before the date of this Agreement, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. Each Plan that is subject to Section 302 of ERISA and Section 412 of the Code satisfies the minimum funding standards of Section 302 of ERISA and Section 412 of the Code (without regard to any funding waiver). Neither ALARIS nor any of its ERISA Affiliates is required to provide security to any Plan pursuant to Section 307 of ERISA or Section 501(a) of the Code. Since its last valuation date, there have been no amendments to such Plan that materially increase the present value of accrued benefits.

(g) There does not now exist, and there are no existing circumstances that could reasonably be expected to result in, any material Controlled Group Liability that would be a liability of ALARIS or any of its ERISA Affiliates following the Closing. Without limiting the generality of the foregoing, neither ALARIS nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 of ERISA.

(h) Except as set forth in Section 5.15(h) to the ALARIS Disclosure Schedule, neither ALARIS nor any of its ERISA Affiliates has any material obligations to provide health, accident, life insurance, medical or other welfare benefits to retirees, former employees or their respective beneficiaries or dependents (other than cash severance payments or as required by Applicable Laws). To the knowledge of ALARIS, there has been no communication to employees, as a group, of ALARIS or its ERISA Affiliates that could reasonably be expected to promise or to guarantee such employees retiree health or life insurance benefits or other retiree death benefits on a permanent basis.

(i) Except as disclosed in Section 5.15(i) to the ALARIS Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of ALARIS or any of its ERISA Affiliates (either alone or in conjunction with any other event). Without limiting the generality of the foregoing, except as set forth in Section 5.15(i) to the ALARIS Disclosure Schedule, no amount paid or payable by ALARIS or any of its ERISA Affiliates in connection with the transactions contemplated by this Agreement, either solely as a result thereof or as a result of the transactions contemplated by this Agreement in conjunction with any other events, will be an “excess parachute payment” (within the meaning of Section 280G of the Code). Section 5.15(i) to the ALARIS Disclosure Schedule sets forth the maximum aggregate amount of any such excess parachute payments.

(j) Except as disclosed in Section 5.15(j) to the ALARIS Disclosure Schedule, there are no pending, or, to the knowledge of ALARIS, threatened, claims (other than claims for benefits in the ordinary course) that have been asserted or instituted against any Plan, any fiduciaries thereof with respect to their duties to any Plan or the assets of any of the trusts under any Plan that could reasonably be expected to result in any material liability of ALARIS or any of its ERISA Affiliates to the Pension Benefit Guaranty Corporation, the United States Department of Treasury, the United States Department of Labor, or to comparable entities or Plans under Applicable Laws of jurisdictions outside the United States.

(k) Section 5.15(k) to the ALARIS Disclosure Schedule sets forth the names of all directors and officers of ALARIS, the total salary, bonus, and fringe benefits and perquisites (to the extent such fringe benefits or perquisites would have to be disclosed under Rule 402(b) of Regulation S-K under the Exchange Act, assuming each such individual was a named executive officer) each will be eligible to receive in the fiscal year ending December 31, 2004, and any changes to the foregoing that will occur as a matter of entitlement subsequent to December 31, 2004. Section 5.15(k) to the ALARIS Disclosure Schedule also lists and describes the current compensation of any other employee of ALARIS or any of its domestic subsidiaries whose total current salary and maximum bonus opportunity exceeds $250,000 annually. Section 5.15(k) to the ALARIS Disclosure Schedule also sets forth the liability of ALARIS and its subsidiaries for deferred compensation under any deferred compensation plan, excess plan or similar arrangement (other than pursuant to Qualified Plans) to each such director, officer and employee and to all other employees as a group, together with the value, as of the date specified thereon, of the assets (if any) set aside in any grantor trust(s) to fund such liabilities. Except as disclosed in Section 5.15(k) to the ALARIS Disclosure Schedule, there are no other material forms of compensation paid to any such director, officer or employee of ALARIS. Except as set forth in Section 5.15(k) to the ALARIS Disclosure Schedule, no officer, director, or employee of ALARIS or any of its affiliates, or any immediate family member of any of the foregoing, provides or causes to be provided to ALARIS any material assets, services or facilities, and ALARIS does not provide or cause to be provided to any such officer, director, employee or affiliate, or any immediate family member of any of the foregoing, any material assets, services or facilities. Except as set forth in Section 5.15(k) to the ALARIS Disclosure Schedule, to the knowledge of ALARIS (or its executive officers or directors), no employee of ALARIS, or any immediate family member of any employee of ALARIS, provides or causes to be provided to ALARIS any material assets, services or facilities, and, to the knowledge of ALARIS (or its executive officers or directors), ALARIS does not provide or cause to be provided to any such employee or any immediate family member of any of the foregoing, any material assets, services or facilities.

(l) Except as disclosed in Section 5.15(l) to the ALARIS Disclosure Schedule, no Plan is subject to the laws of any jurisdiction outside of the United States.

(m) Except as disclosed in Section 5.15(m) to the ALARIS Disclosure Schedule, no disallowance of a deduction under Section 162(m) of the Code of any amount paid or payable by ALARIS or any of its ERISA Affiliates has occurred or is reasonably expected to occur.

(n) Section 5.15(n)(i) to the ALARIS Disclosure Schedule sets forth, as of the date of this Agreement, a list of all employees with employment agreements (other than offer letters for at-will employment) of: (i) ALARIS and its subsidiaries based in the United States providing for annual base salary in excess of $100,000 or severance payments in excess of $150,000 per annum and (ii) ALARIS’ foreign subsidiaries with respect to employees holding the title Vice President, Division Vice President, Country Manager or above. None of such employment agreements have been entered into, amended or supplemented during the 12-month period prior to the date of this Agreement, except as disclosed in Section 5.15(n)(ii) to the ALARIS Disclosure Schedule.

(o) ALARIS and its subsidiaries have in the past been and are in compliance in all material respects with Applicable Laws respecting employment, employment practices, employee classification, labor relations, safety and health, wages, hours and terms and conditions of employment. ALARIS and its subsidiaries have complied in all material respects with their payment obligations to all employees of ALARIS and its subsidiaries in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under each ALARIS policy, practice, agreement, plan, program or Applicable Laws.

5.16. Contracts. Section 5.16 to the ALARIS Disclosure Schedule lists, as of the date of this Agreement, all written or oral contracts, agreements, guarantees, leases and executory commitments, other than Plans (each, a “Contract”) to which ALARIS or any of its subsidiaries is a party and that fall within any of the following categories: (a) Contracts entered into other than in the ordinary course of ALARIS’ or any of its subsidiaries business, (b) joint venture, partnership and similar agreements, (c) Contracts that are service contracts or equipment leases involving payments by ALARIS and any of its subsidiaries, in the aggregate, of more than $800,000 per year, (d) Contracts that are not cancelable within 60 days without payment of a material (with respect to such contract) amount of money containing covenants purporting by their express terms to limit the freedom of ALARIS or any of its subsidiaries to compete in any line of business, sell, supply or distribute any product, in each case, in any geographic area or to hire any individual or group of individuals, (e) Contracts that are not cancelable within 60 days without payment of a material (with respect to such contract) amount of money that, after the Effective Time, would have the effect of limiting the freedom of Cardinal Health or any of its subsidiaries (other than ALARIS and any of its subsidiaries) to compete in any line of business in any geographic area or to hire any individual or group of individuals, (f) Contracts that are not cancelable within 60 days without payment of a material (with respect to such contract) amount of money that contain minimum purchase conditions applicable to ALARIS in excess of $800,000 or requirements or other terms that restrict or limit the purchasing relationships of ALARIS or any of its affiliates, or any customer, licensee or lessee thereof, (g) Contracts relating to any outstanding commitment for capital expenditures in excess of $800,000, (h) Contracts relating to the lease or sublease of or sale or purchase of real or personal property not cancelable by ALARIS or any of its subsidiaries (without payment of a material (with respect to such contract) amount of money) within one month, (i) Contracts with any labor organization or union, (j) indentures, mortgages, promissory notes, loan agreements, guarantees of borrowed money in excess of $200,000, letters of credit or other agreements or instruments of ALARIS or any of its subsidiaries or commitments for the borrowing or the lending of amounts in excess of $300,000 by ALARIS or any of its subsidiaries or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of ALARIS or any of its subsidiaries, (k) Contracts involving annual revenues to the businesses of ALARIS and any of its subsidiaries in excess of 2.5% of ALARIS’ 2003 annual revenues, (l) Contracts providing for “earn-outs,” “savings guarantees,” “performance guarantees,” or other contingent payments by ALARIS or any of its subsidiaries involving more than $500,000 over the term of the Contract, (m) Contracts with or for the benefit of any of ALARIS’ affiliates or immediate family member thereof (other than ALARIS’ subsidiaries) involving more than $100,000 in the aggregate per affiliate, and (n) Contracts involving payments by ALARIS or any of its subsidiaries of more than $800,000 per year. All such Contracts and all other Contracts that are material to the business or operations of ALARIS or any of its subsidiaries are valid and binding obligations of ALARIS or of such subsidiary, and, to the knowledge of ALARIS or such subsidiary, the valid and binding obligation of each other party thereto, except such Contracts that, if not so valid and binding, would not, individually or in the aggregate, have a Material Adverse Effect on ALARIS. None of ALARIS, any of its subsidiaries, and, to the knowledge of ALARIS or any of its subsidiaries, any other party thereto, is in violation of or in default in respect of, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any such Contract or of any other Contract that is material to the business or operations of ALARIS or any of its subsidiaries, except such violations or defaults under or terminations which, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on ALARIS.

5.17. Labor Matters.

(a) Except as disclosed in Section 5.17(a) to the ALARIS Disclosure Schedule, neither ALARIS nor any of its subsidiaries has any (i) labor contracts or collective bargaining agreements with any persons employed by ALARIS or any of its subsidiaries or any persons otherwise performing services primarily for ALARIS or any of its subsidiaries or (ii) any employment or consulting agreements that are agreements of (A) ALARIS and its subsidiaries based in the United States providing for annual base salary in excess of $100,000 or severance payments in excess of $150,000 per annum or (B) ALARIS’ foreign subsidiaries with respect to employees holding the title Vice President, Division Vice President, Country Manager or above. There is no labor strike, dispute or stoppage pending, or, to the knowledge of ALARIS or any of its subsidiaries, threatened, against ALARIS or any of its subsidiaries, and neither ALARIS nor any of its subsidiaries has experienced any labor strike, dispute or stoppage or other material labor difficulty involving its employees since January 1, 2001. To the knowledge of ALARIS or any of its subsidiaries, since January 1, 2001, no campaign or other attempt for recognition has been made by any labor organization or employees with respect to employees of ALARIS or any of its subsidiaries. Neither ALARIS nor any of its subsidiaries is engaged in any unfair labor practice, except for any such instances that would not reasonably be expected to, individually or in the aggregate, be material.

(b) As of the date of this Agreement, no executive officer or key employee of ALARIS or any of its subsidiaries has given notice to ALARIS or any of its subsidiaries, nor is ALARIS or any of its subsidiaries otherwise aware that any such employee intends to terminate his or her employment with ALARIS or any of its subsidiaries.

(c) As of the date of this Agreement, to the knowledge of ALARIS, no executive officer or key employee of ALARIS or any of its subsidiaries is in violation in any material respect of any term of any employment or services contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer which would reasonably be expected to impede the right of any such executive officer or key employee to be employed or engaged by ALARIS or any of its subsidiaries because of the nature of the business conducted or presently proposed to be conducted by ALARIS or any of its subsidiaries or to the use of trade secrets or proprietary information of others.

5.18. Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the balance sheet of ALARIS as of December 31, 2003 included in the ALARIS SEC Documents, (b) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement or (c) as set forth in Section 5.18 to the ALARIS Disclosure Schedule, neither ALARIS nor its subsidiaries have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on ALARIS.

5.19. Operation of ALARIS’ Business; Relationships.

(a) Except as set forth in Section 5.19(a) to the ALARIS Disclosure Schedule, since December 31, 2003 through the date of this Agreement, neither ALARIS nor any of its subsidiaries has engaged in any transaction that, if done after execution of this Agreement, would violate Section 6.3(a).

(b) Except as set forth in Section 5.19(b) to the ALARIS Disclosure Schedule, since December 31, 2003, no material customer of ALARIS or any of its subsidiaries has indicated that it will stop or materially decrease purchasing services, materials or products from ALARIS or such subsidiary, and no material supplier or service provider of ALARIS or any of its subsidiaries has indicated that it will stop or materially decrease the supply of materials, products or services to ALARIS or such subsidiary, or, in each case, is otherwise involved in, or is threatening, a material dispute with ALARIS or such subsidiaries. Section 5.19(b) to the ALARIS Disclosure Schedule describes each termination or nonrenewal that has occurred during the 2003 calendar year with respect to any Contract with any customer or supplier involving payments in excess of $1,000,000 per year. Section 5.19(b) to the ALARIS Disclosure Schedule also describes each termination or nonrenewal that has occurred between January 1, 2004 and the date of this Agreement with respect to any Contract with any customer or supplier involving payments reasonably expected to be in excess of $1,000,000 for the 2004 calendar year.

5.20. Permits; Compliance.

(a) ALARIS and its subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate their properties and to carry on business as it is now being conducted (collectively, the “ALARIS Permits”) except as set forth in Section 5.20(a) to the ALARIS Disclosure Schedule, and there is no Action pending, or, to the knowledge of ALARIS, threatened, regarding any of the ALARIS Permits which if determined adversely to ALARIS, would reasonably be expected to, individually or in the aggregate, be material. ALARIS is not in conflict with, or in default or violation of any of the ALARIS Permits, except for any such conflicts, defaults or violations that, individually or in the aggregate, have or would not reasonably be expected to have a Material Adverse Effect on ALARIS.

(b) Except as set forth in Section 5.20(b) to the ALARIS Disclosure Schedule or as has or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ALARIS:

(i) all necessary clearances or approvals from Governmental Authorities for all services, software and products provided by ALARIS and any of its subsidiaries have been obtained, and ALARIS and its subsidiaries are in substantial compliance with the most current form of each applicable clearance or approval with respect thereto, including without limitation 510ks and pre-market approvals;

(ii) none of ALARIS, any of its subsidiaries, nor any of their respective officers, employees or agents (during the term of such person’s employment by ALARIS or any of its subsidiaries or while acting as an agent of ALARIS or any of its subsidiaries, or, to the knowledge of ALARIS, prior to such employment) has made any untrue statement of a material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or other Governmental

Authority, or committed an act, made a statement or failed to make a statement that could reasonably be expected to provide a basis for the FDA or other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or similar governmental policy, rule, regulation or law;

(iii) as to each article of drug, device, cosmetic or vitamin manufactured, directly or indirectly, and/or, to the knowledge of ALARIS, distributed by ALARIS, such article is not adulterated or misbranded within the meaning of the Food, Drug and Cosmetic Act or any similar governmental act or law of any jurisdiction; and

(iv) none of ALARIS, any of its subsidiaries or any of its officers, employees or agents (during the term of such person’s employment by ALARIS or any of its subsidiaries or while acting as an agent of ALARIS or any of its subsidiaries, or, to the knowledge of ALARIS or any of its subsidiaries, prior to such employment) or any of its affiliates has been convicted of any crime or engaged in any conduct for which debarment, exclusion or similar punishment is mandated or permitted by any Applicable Laws.

5.21. Environmental Matters. Except for matters disclosed in Section 5.21 to the ALARIS Disclosure Schedule, (a) the properties, operations and activities of ALARIS and its subsidiaries are in compliance in all material respects with all applicable Environmental Laws (as defined below) and Environmental Permits (as defined below) and all past noncompliance of ALARIS or any of its subsidiaries with any Environmental Laws or Environmental Permits has been resolved without any material pending, ongoing or future obligation, cost or liability; (b) ALARIS and its subsidiaries and the properties and operations of ALARIS and its subsidiaries are not subject to any existing, pending, or, to the knowledge of ALARIS, threatened, Action by or before any Governmental Authority under any Environmental Laws; (c) there has been no material release of any Hazardous Material (as defined below) into the environment by ALARIS or its subsidiaries or in connection with their current or former properties or operations; and (d) there has been no material exposure of any person or property to any Hazardous Material in connection with the current or former properties, operations and activities of ALARIS and its subsidiaries. Except as set forth in Section 5.21 to the ALARIS Disclosure Schedule, neither ALARIS nor its subsidiaries has knowledge of or has received notice of any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance by ALARIS or its subsidiaries with any Environmental Laws or any order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder or which may give rise to any common law or legal liability, or otherwise form the basis of any Action, demand or study, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste. “Environmental Laws” means all United States federal, state or local or foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder. “Environmental Permit” means any permit, approval, grant, consent, exemption, certificate, order, easement, variance, franchise, license or other authorization required under or issued pursuant to any applicable Environmental Laws.

5.22. Insurance. Section 5.22 to the ALARIS Disclosure Schedule lists all material insurance policies and binders and programs of self-insurance owned, held or maintained by ALARIS on the date of this Agreement or at any time during the previous three calendar years that afford or afforded, as the case may be, coverage to ALARIS, its assets or businesses. Except as set forth in Section 5.22 to the ALARIS Disclosure Schedule, ALARIS and its subsidiaries presently are insured and during each of the past three calendar years have been insured against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. ALARIS’ insurance policies are in all material respects in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing material default or event that, with the giving of notice or lapse of time or both, would constitute a default thereunder. Such insurance policies are in all material respects in amounts that are customary, adequate and suitable in relation to the business, assets and liabilities of ALARIS or any of its subsidiaries and all premiums to date have been paid in full. ALARIS or any of its covered subsidiaries is a “named insured” or an “insured” under such insurance policies. ALARIS and its subsidiaries have not been refused any insurance, nor has the coverage of ALARIS or any of its subsidiaries been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past three years. Except as set forth in Section 5.22 to the ALARIS Disclosure Schedule, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of ALARIS and its subsidiaries provide adequate coverage against loss, and may be continued by ALARIS and its subsidiaries without modification or premium increase after the Effective Time and for the duration of their current terms, which terms expire as set forth in Section 5.22 to the ALARIS Disclosure Schedule. Set forth in Section 5.22 to the ALARIS Disclosure Schedule is the amount of the annual premium currently paid by ALARIS for its directors’ and officers’ liability insurance.

5.23. Opinion of Financial Advisor. The ALARIS Board has received the opinions, such opinions to be confirmed in writing dated the date of this Agreement, of each of ALARIS’ Financial Advisors to the effect that, as of the date of this Agreement, the consideration to be received by the ALARIS Stockholders pursuant to the Offer and the Merger is fair to the ALARIS Stockholders (other than ALARIS’ Majority Stockholder) from a financial point of view, ALARIS has provided a copy of each such opinion to Cardinal Health, and each such opinion has not been withdrawn or revoked or otherwise modified in any material respect. ALARIS has received the consent of each of ALARIS’ Financial Advisors to include such written opinion in the Offer Documents, the Schedule 14D-9 and the Proxy Statement.

5.24. Board Recommendation; Required Vote. The ALARIS Board, at a meeting duly called and held, has, by unanimous vote of those directors present (who constituted 100% of the directors then in office), (a) approved this Agreement, and deem this Agreement, the Offer, the Merger and the transactions contemplated by this Agreement advisable, fair to and in the best interests of the ALARIS Stockholders; (b) approved this Agreement, the Support

Agreement and the transactions contemplated by this Agreement and the Support Agreement, including the Offer and the Merger, in all respects, and such approval constitutes approval of the Offer, this Agreement, the Merger, the Support Agreement and the transactions contemplated by such agreements for purposes of Section 203 of the DGCL; and (c) resolved to recommend that the ALARIS Stockholders accept the Offer, that the ALARIS Stockholders tender their shares of ALARIS Common Stock under the Offer to Subcorp, and that the ALARIS Stockholders approve and adopt this Agreement and the Merger to the extent required by Applicable Laws (the “ALARIS Board Recommendation”). The affirmative vote of holders of a majority of the outstanding shares of ALARIS Common Stock to adopt this Agreement is the only vote of the holders of any class or series of ALARIS Common Stock necessary to adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger. Notwithstanding the foregoing, no vote of any holders of any class or series of ALARIS capital stock is necessary to adopt this Agreement or approve the transactions contemplated by this Agreement in the event that Cardinal Health or Subcorp shall acquire at least 90% of the outstanding ALARIS Common Stock pursuant to the Offer, other than, subject to the satisfaction of or, to the extent permitted under this Agreement, waiver of all conditions to the Merger, in accordance with Section 253 of the DGCL.

5.25. Section 203 of the DGCL. Prior to the date of this Agreement, the ALARIS Board has taken all action necessary to exempt under or make not subject to (a) the provisions of Section 203 of the DGCL, (b) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (c) any provision of the ALARIS Certificate or the ALARIS By-laws (including Article II Section 10 of the ALARIS By-Laws) that would require any corporate approval other than that otherwise required by the DGCL: (i) the execution of this Agreement and the Support Agreement, (ii) the Offer, (iii) the Merger and (iv) the transactions contemplated by this Agreement and the Support Agreement.

ARTICLE VI

COVENANTS OF THE PARTIES

The parties hereto agree that:

6.1. Mutual Covenants.

(a) HSR Act Filings; Reasonable Efforts; Notification.

(i) Each of Cardinal Health and ALARIS shall (A) make or cause to be made the filings required of such party hereto or any of its subsidiaries or affiliates under the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable and in any event within seven business days after the date of this Agreement, (B) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by such party hereto or any of its subsidiaries from the United States Federal Trade Commission or the United States Department of Justice or any other Governmental Authority in respect of such filings or such transactions, and (C) cooperate with the other party in connection with any such filing (including, with respect to the party hereto making a filing, providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Antitrust Laws (as defined in Section 6.1(a)(ii)) with respect to any such filing or any such transaction. Each party hereto shall use all reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Laws in connection with the Merger and the other transactions contemplated by this Agreement. Each party hereto shall promptly inform the other parties hereto of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Authority regarding any such filings or any such transaction. No party hereto shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other party hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. The parties hereto will consult and cooperate with one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or other Antitrust Laws. Each of the parties hereto will use all reasonable best efforts to secure termination of any waiting periods under the HSR Act and obtain the approval of any other Governmental Authority for the transactions contemplated by this Agreement. Cardinal Health and ALARIS may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.1 “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Cardinal Health or ALARIS, as the case may be) or its legal counsel.

(ii) Each of Cardinal Health and ALARIS shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any of the transactions contemplated by this Agreement as violative of any Antitrust Laws, each of Cardinal Health and ALARIS shall cooperate and use all reasonable efforts vigorously to contest and resist any such Action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any other transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal unless, by mutual agreement, Cardinal Health and ALARIS decide that litigation is not in their respective best interests. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.1(a) shall limit a party hereto’s right to terminate this Agreement pursuant to Section 8.1, so long as such party hereto has, up to then, complied in all material respects with its obligations under this Section 6.1(a). Each of Cardinal Health and ALARIS shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as possible after the execution of this Agreement.

(iii) Each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Offer, the Merger and the transactions contemplated by this Agreement, including (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including other filings with Governmental Authorities, if any), (B) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Offer and the Merger that are necessary to consummate the Offer and the Merger and the transactions contemplated by this Agreement or required to prevent a Material Adverse Effect on ALARIS from occurring prior to or after the Effective Time, and (C) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Additionally, each of Cardinal Health and ALARIS shall use all reasonable efforts to fulfill all conditions precedent to the Offer (as set forth in Annex A) and to the Merger.

(iv) Notwithstanding anything to the contrary in this Agreement, (A) neither Cardinal Health nor any of its subsidiaries shall be required to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets, or to take or agree to take any action or agree to any limitation with respect to the ownership or holding of any of their respective businesses or assets, (B) prior to the Effective Time, neither ALARIS nor any of its subsidiaries shall be required to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets, or to take or agree to take any other action or agree to any limitation with respect to the ownership or holding of any of their respective businesses or assets, (C) neither any party hereto nor their respective subsidiaries shall be required to take any action that would, or would reasonably be expected to, substantially impair the benefits expected, as of the date of this Agreement, to be realized by Cardinal Health from consummation of the Offer and the Merger, (D) neither Cardinal Health nor Subcorp shall be required to waive any of the conditions of the Offer set forth in Annex A, and (E) no party hereto shall be required to waive any of the conditions to the Merger set forth in Article VII as they apply to such party.

(b) Public Announcements. The initial press release concerning the Merger and the transactions contemplated by this Agreement shall be a joint press release. Cardinal Health, Subcorp and ALARIS will use their respective reasonable best efforts to comply in all material respects with the applicable requirements of the United States federal securities laws including by filing the initial press release and other such communications as are required to be filed with the Commission. Unless otherwise required by Applicable Laws or requirements of the NYSE (and, in that event, only if time does not permit), at all times prior to the earlier of the Effective Time or termination of this Agreement pursuant to Section 8.1, Cardinal Health and ALARIS shall consult with each other before issuing any press release with respect to the Offer, the Merger and the transactions contemplated by this Agreement, and shall not issue any such press release prior to such consultation which consultation shall provide the other a reasonable opportunity to comment.

(c) Conveyance Taxes. ALARIS and Cardinal Health shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

6.2. Covenants of Cardinal Health.

(a) Indemnification; Directors’ and Officers’ Insurance.

(i) From and after the Effective Time, to the fullest extent permitted by law, Cardinal Health shall cause the Surviving Corporation to indemnify, hold harmless and advance expenses to the present and former officers and directors of ALARIS in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the ALARIS Certificate or the ALARIS By-laws as in effect on the date of this Agreement; and

(ii) Cardinal Health shall cause the Surviving Corporation or Cardinal Health to obtain and maintain in effect, for a period of six years after the Effective Time, policies of directors’ and officers’ liability insurance covering each person who was covered under such policies as of the date of this Agreement and immediately prior to the Appointment Time at no cost to the beneficiaries thereof with respect to acts or omissions occurring prior to the Effective Time with substantially the same coverage and containing substantially similar terms and conditions as existing policies; provided, however, that neither the Surviving Corporation nor Cardinal Health shall be required to pay an aggregate premium for such insurance coverage in excess of 200% of the amount calculated as set forth in Section 5.22 to the ALARIS Disclosure Schedule, but, in such case, shall purchase as much coverage as reasonably practicable for such amount and that the Surviving Corporation or Cardinal Health may substitute therefor other policies not less advantageous (excluding de minimis differences) to the beneficiaries of the current policies and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time.

(b) Employees and Employee Benefits.

(i) For purposes of this Section 6.2(b), “ALARIS Employees” means individuals who are, as of the Effective Time, employees of ALARIS and its subsidiaries not subject to collective bargaining agreements.

(ii) Cardinal Health shall use its reasonable best efforts to make the ALARIS Employees eligible to participate in Cardinal Health employee benefit plans as of a date to be mutually determined by Cardinal Health and ALARIS (the “Eligibility Date”). Without limiting the foregoing, from and after the Effective Time and until the Eligibility Date, Cardinal Health shall provide ALARIS Employees with employee benefit plans, programs, contracts or arrangements that, in the aggregate, will provide benefits that are not materially less favorable in the aggregate than the benefits provided to such ALARIS Employees under the Plans (except for Plans providing equity or equity-based compensation) in effect on the date of this Agreement in accordance with the terms of such employee benefit plans, programs, contracts or arrangements, it being understood that, except as otherwise provided by this Agreement, the foregoing shall not require Cardinal Health or the Surviving Corporation to maintain any particular Plan. Cardinal Health agrees that the ALARIS Employees will not be treated as “new” employees for purposes of any exclusions or waiting periods under any health or similar plan of Cardinal Health or any subsidiary of Cardinal Health for a preexisting medical condition, and will make appropriate arrangements with its insurance carrier(s) to assure such result (provided, however, that such treatment shall not apply to a preexisting condition of any ALARIS Employee who was, as of the Effective Time, excluded from participation in a Plan by virtue of such preexisting condition and provided, further, that any ALARIS Employee whose credited service with ALARIS would still subject him or her to an exclusion or waiting period if such service were treated as service with Cardinal Health shall be subject to the exclusion or waiting period until he or she has sufficient aggregate service with Cardinal Health and ALARIS).

(iii) With respect to matters described in this Section 6.2(b) relating to benefits or compensation to be provided after the Effective Time and with respect to the effect of the transactions contemplated by this Agreement on ALARIS employee benefits and compensation, ALARIS will, to the extent permitted by Applicable Laws, provide Cardinal Health with copies of any notices or other communication materials prior to sending them and permit Cardinal Health a right of reasonable consent to such notices or materials.

6.3. Covenants of ALARIS.

(a) Conduct of ALARIS’ Operations. ALARIS shall conduct its operations in the ordinary course, except as expressly contemplated below by this Section 6.3(a) and the transactions contemplated by this Agreement, and shall use all reasonable efforts to maintain and preserve its business organization and its material rights and franchises and accreditation status and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties, and to maintain all of its operating assets in their current condition (normal wear and tear excepted), to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, ALARIS shall not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated by this Agreement or as set forth in Section 6.3(a) to the ALARIS Disclosure Schedule or as expressly permitted by another clause of this Section 6.3(a), without the prior written consent of Cardinal Health:

(i) do or effect any of the following actions with respect to its securities or the securities of its subsidiaries: (A) adjust, split, combine or reclassify ALARIS capital stock or that of its subsidiaries, (B) make, declare or pay any dividend or distribution on, or, directly or indirectly, redeem, purchase or otherwise acquire, any shares of ALARIS capital stock or that of its subsidiaries or any securities or obligations convertible into or exchangeable for any shares of ALARIS capital stock or that of its subsidiaries, other than dividends or distributions by any wholly owned subsidiaries of ALARIS to ALARIS or to a wholly owned, United States-based subsidiary of ALARIS, (C) grant any person any right or option to acquire any shares of ALARIS capital stock or that of its subsidiaries, except for the grant, in the aggregate of options to purchase up to 5,000 shares of ALARIS Common Stock, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of ALARIS capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of ALARIS capital stock or such securities (except pursuant to the exercise of ALARIS Options that are outstanding as of the date of this Agreement or for the grant, in the aggregate, of options to purchase up to 5,000 shares of ALARIS Common Stock pursuant to subclause (C) above) or the capital stock or such securities of its subsidiaries, or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of ALARIS capital stock or that of its subsidiaries;

(ii) directly or indirectly, sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets having a value exceeding $1,000,000 individually or $2,500,000 in the aggregate other than in the ordinary course of business;

(iii) make or propose any changes in the ALARIS Certificate or the ALARIS By-laws;

(iv) merge or consolidate with any other person;

(v) acquire assets or capital stock of any other person having a purchase price exceeding $1,000,000 individually or $2,500,000 in the aggregate other than the acquisition of assets in the ordinary course of business;

(vi) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity, other than in the ordinary course of business, consistent with past practice, and not, in any case, in an amount in excess of $4,000,000;

(vii) create any subsidiaries;

(viii) enter into, amend or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay, to any officer, director, consultant or employee, other than with respect to the termination of employment of any person in the ordinary course of business consistent with past practice with respect to non-officer employees, or otherwise increase the compensation or benefits provided to, or pay any amounts not otherwise due to, any officer, director, consultant or employee, except as may be required by Applicable Laws or agreements existing on the date of this Agreement, or grant, reprice, or accelerate the exercise or payment of any ALARIS Options or other equity-based awards, except for the grant, in the aggregate, of options to purchase up to 5,000 shares of ALARIS Common Stock;

(ix) enter into, adopt or amend any Plan (or any new arrangement that would constitute a Plan), except as shall be required by Applicable Laws;

(x) take any action that could give rise to severance benefits payable to any officer or director of ALARIS as a result of the consummation of any of the transactions contemplated by this Agreement (including in connection with any post-consummation termination of employment);

(xi) change any method or principle of Tax or financial accounting, except to the extent required by GAAP or Applicable Law as advised by ALARIS’ regular independent accountants;

(xii) make any material changes or modifications to any pricing policy or investment policy or any method of doing business;

(xiii) settle any Actions, whether now pending or hereafter made or brought involving, individually or in the aggregate, an amount in excess of $1,000,000;

(xiv) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any Contract set forth in Section 5.16 to the ALARIS Disclosure Schedule, any other material Contract to which ALARIS is a party or any confidentiality agreement to which ALARIS is a party;

(xv) enter into or amend any confidentiality agreements or arrangements, other than in the ordinary course of business consistent with past practice (other than as permitted, in each case, by Section 6.3(b)) or waive any provisions under any existing confidentiality agreement, standstill agreement or similar arrangements;

(xvi) write up, write down or write off the book value of any assets, individually or in the aggregate, in excess of $1,000,000, except for depreciation and amortization in accordance with GAAP consistently applied or as required by Applicable Law;

(xvii) incur or commit to any capital expenditures in excess of $12,000,000 in the aggregate provided, that such expenditures are incurred or committed in a manner generally consistent with ALARIS’ existing capital expenditure plan;

(xviii) make any payments in respect of policies of directors’ and officers’ liability insurance (premiums or otherwise), other than premiums paid in respect of its current policies not in excess of the amount paid prior to the date of this Agreement;

(xix) take any action to exempt or make not subject to (A) the provisions of Section 203 of the DGCL or (B) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any individual or entity (other than Cardinal Health or its subsidiaries), or any action taken thereby, which individual, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

(xx) take any action that would reasonably be likely to result in any representation or warranty of ALARIS set forth in Article V becoming not true or not accurate in any material respect;

(xxi) enter into or carry out any other transaction other than in the ordinary course of business;

(xxii) make, revoke or amend any Tax election, settle or compromise any claim or assessment with respect to Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any Taxes or amend any material Tax Returns;

(xxiii) permit or cause any of its subsidiaries to do any of the foregoing or agree or commit to do any of the foregoing; or

(xxiv) agree (whether or not in writing) to take any of the foregoing actions.

(b) No Solicitation. ALARIS agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries’ directors, officers, employees, agents or representatives, directly or indirectly, to: (i) solicit, initiate, knowingly encourage or knowingly facilitate, or knowingly furnish or otherwise disclose nonpublic information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving ALARIS, or acquisition of any capital stock from ALARIS (other than upon exercise of ALARIS Options that are (i) outstanding as of the date of this Agreement or (ii) permitted to be granted under the terms of this Agreement) or ALARIS’ Majority Stockholder or the ALARIS Stockholders generally or a material amount of the assets of ALARIS and any of its subsidiaries, taken as a whole, in a single transaction or a series of related transactions not in the ordinary course of business, or any acquisition by ALARIS of any material assets or capital stock of any other person not in the ordinary course of business, or any combination of the foregoing (a “Competing Transaction”), or (ii) negotiate or otherwise engage in discussions with any person (other than Cardinal Health, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or potential Competing Transaction or (iii) enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Offer, the Merger or any other transactions contemplated by this Agreement; provided, however, in each case, that, at any time prior to the Appointment Time, ALARIS may furnish or otherwise disclose information to, and negotiate or otherwise engage in discussions with, any individual or entity that delivers a written proposal for a Competing Transaction that was not solicited, knowingly encouraged or knowingly facilitated after the date of this Agreement if and so long as the ALARIS Board (A) determines in good faith, after consultation with its outside legal counsel, that failing to take such action is reasonably likely to cause the ALARIS Board to violate its fiduciary duties under Applicable Laws and (B) determines, after consultation with ALARIS’ Financial Advisors (or any other nationally recognized investment banking firm), that such a proposal is or is reasonably likely to lead to a transaction that is more favorable to the ALARIS Stockholders (determined without regard to the Support Agreement in the case of ALARIS’ Majority Stockholder) from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed in writing to ALARIS by Cardinal Health in response to such Competing Transaction) taking into account, among other things, the likelihood and anticipated timing of consummation and all legal, financial, regulatory and other aspects of the proposal of the transactions contemplated by this Agreement and the parties hereto (any proposal with respect to which the ALARIS Board has made the determination described in clause (B), a “Superior Proposal”), provided, further, that, prior to furnishing or otherwise disclosing any information to such individual or entity, ALARIS shall enter into a confidentiality agreement that is no less restrictive, in any respect, than the Confidentiality Agreement; provided, further, that any confidentiality agreements described in Section 6.3(b) to the ALARIS Disclosure Schedule (a true and complete copy of which shall be provided to Cardinal Health) shall be deemed to satisfy this requirement. ALARIS immediately will cease all existing activities, discussions and negotiations with any individual or entity conducted heretofore with respect to any proposal for a Competing Transaction and request the return of all confidential information regarding ALARIS provided to any such individual or entity prior to the date of this Agreement pursuant to the terms of any confidentiality agreements or otherwise. In the event that, prior to the Appointment Time, the ALARIS Board after consultation with its outside legal counsel determines that failure to do so would be reasonably likely to cause the ALARIS Board to violate its fiduciary duties under Applicable Laws, the ALARIS Board may (subject to this and the following sentences) withdraw, modify or change, in a manner adverse to Cardinal Health, the ALARIS Board Recommendation and/or comply with Rule 14e-2 under the Exchange Act, provided that ALARIS gives Cardinal Health at least 24-hours prior written notice of its intention to do so (provided that the foregoing shall in no way limit or otherwise affect Cardinal Health’s right to terminate this Agreement pursuant to Section 8.1(d)). Any such withdrawal, modification or change of the ALARIS Board Recommendation shall not change the approval of the ALARIS Board for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by this Agreement, including the Offer, the Merger, or the Support Agreement and the transactions contemplated by such agreements. From and after the execution of this Agreement, ALARIS shall immediately advise Cardinal Health in writing of the receipt, directly or indirectly, of any inquiries or proposals or participation in discussions or negotiations, relating to a Competing Transaction (including the specific terms thereof and the identity of the other individual or entity or individuals or entities involved) and immediately furnish to Cardinal Health a copy of any such written proposal in addition to a copy of any information provided to or by any third party relating thereto. In addition, ALARIS shall immediately advise Cardinal Health, in writing, if the ALARIS Board shall make any determination as to any Competing Transaction as contemplated by the proviso to the first sentence of this Section 6.3(b). Nothing contained in this Section 6.3(b) or any other provision of this Agreement shall prohibit ALARIS from, at any time, taking and disclosing to the ALARIS Stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A or making any disclosure required by Rule 14a-9 under the Exchange Act so long as the requirements set forth in this Section 6.3(b) are satisfied.

(c) Fiduciary Right of Termination. If, prior to the Appointment Time, the ALARIS Board shall determine in good faith, after consultation with ALARIS’ Financial Advisors and ALARIS’ legal advisors, that any unsolicited written proposal from a third party for a Competing Transaction received after the date of this Agreement continues to be a Superior Proposal and the ALARIS Board has determined, following consultation with its outside legal counsel, that the failure to enter into such a Competing Transaction would be reasonably likely to cause the ALARIS Board to violate its fiduciary duties under Applicable Laws, ALARIS may terminate this Agreement and enter into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) with respect to such

Competing Transaction, provided, ALARIS shall have at all times after the date of this Agreement complied with the provisions of Section 6.2(b) and provided, further, that, prior to any such termination:

(i) ALARIS has provided Cardinal Health written notice that it intends to terminate this Agreement pursuant to Section 8.1(i), identifying the Competing Transaction then determined to be a Superior Proposal and the parties thereto and delivering a copy of the Acquisition Agreement and any ancillary agreements each in the form to be entered into; and

(ii) within three full business days after ALARIS has provided the notice referred to in Section 6.3(c)(i), Cardinal Health does not make a written offer that the ALARIS Board concludes in good faith (following consultation with ALARIS’ Financial Advisors (or any other nationally recognized investment banking firm) and outside legal counsel) is as favorable to the ALARIS Stockholders as the Competing Transaction then determined to be a Superior Proposal.

(d) Access. ALARIS shall permit representatives of Cardinal Health to have appropriate access at all reasonable times to ALARIS’ premises, properties, books, records, contracts, documents, customers and suppliers. Cardinal Health will keep the information obtained pursuant to this Section 6.3(d) confidential pursuant to the terms of the Confidentiality Agreement, and shall cause its directors, officers and employees and representatives or advisors who receive any portion thereof to keep all such information confidential, except as may otherwise be required by Applicable Laws. No investigation conducted pursuant to this Section 6.3(d) shall affect or be deemed to modify any representation or warranty made in this Agreement.

(e) Subsequent Financial Statements. After the date of this Agreement, ALARIS shall provide to Cardinal Health drafts of any draft ALARIS SEC Documents a reasonable time prior to filing and shall consult with, and provide an opportunity to comment to, Cardinal Health prior to filing any ALARIS SEC Document or making publicly available its financial results for any period.

6.4. Section 203 of the DGCL Covenant. Cardinal Health covenants and agrees that, notwithstanding the fact that the ALARIS Board approved this Agreement and the Support Agreement for purposes of Section 203 of the DGCL, in the event that Cardinal Health, Subcorp or their respective affiliates acquire the shares of ALARIS Common Stock owned by ALARIS’ Majority Stockholder or affiliates of ALARIS’ Majority Stockholder and either (i) Subcorp does not consummate the Offer and accept for payment and pay for all of the shares of ALARIS common stock validly tendered and not withdrawn or (ii) the Merger Agreement is terminated, Cardinal Health and its affiliates shall be subject to the limitations of Section 203 of the DGCL to the same extent they would have been subject to the limitations of Section 203 if the ALARIS Board had not approved the Merger Agreement and the Support Agreement.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1. Conditions to the Obligations of Each Party. The obligations of ALARIS, Cardinal Health and Subcorp to consummate the Merger shall be subject to the satisfaction of the following conditions:

(a) If required by Applicable Laws, this Agreement, the Merger and the transactions contemplated by this Agreement shall have been approved and adopted by ALARIS Stockholders.

(b) All required material approvals of any Governmental Authority shall have been obtained.

(c) No provision of Applicable Laws and no judgment, injunction, order or decree issued by a court of competent jurisdiction shall prohibit or enjoin the consummation of the Merger or the transactions contemplated by this Agreement or materially limit the ownership or operation by Cardinal Health, ALARIS or any of their respective subsidiaries of any material portion of the businesses or assets of Cardinal Health or ALARIS.

(d) Subcorp shall have purchased shares of ALARIS Common Stock pursuant to the Offer.

7.2. Conditions to the Obligations of Cardinal Health and Subcorp. The obligations of Cardinal Health and Subcorp to consummate the Merger shall be subject to the conditions that there shall not be pending any material Action by any Governmental Authority (i) seeking to restrain or prohibit the acquisition of shares of ALARIS Common Stock or the consummation of the Merger, (ii) seeking to prohibit or materially limit the ownership or operation by Cardinal Health, ALARIS or any of their respective subsidiaries of, or to compel Cardinal Health, ALARIS or any of their respective subsidiaries to dispose of or hold separate, any material portion of the business or assets of Cardinal Health, ALARIS or any of their respective subsidiaries, in each case, as a result of the purchase of shares of ALARIS Common Stock pursuant to the Offer or the Merger, (iii) seeking to impose limitations on the ability of Cardinal Health to acquire or hold, or exercise full rights of ownership of, any shares of the Surviving Corporation capital stock, including the right to vote the Surviving Corporation capital stock on all matters properly presented to stockholders of the Surviving Corporation or (iv) seeking to prohibit Cardinal Health or any of its subsidiaries from effectively controlling in any material respect the business or operations of ALARIS or any of its subsidiaries.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1. Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned (notwithstanding any approval of this Agreement by ALARIS Stockholders):

(a) by mutual written consent of Cardinal Health and ALARIS at any time prior to the Effective Time;

(b) by either Cardinal Health or ALARIS if, any judgment, injunction, order or decree of a competent Governmental Authority enjoining Cardinal Health or ALARIS from consummating the Offer, the Merger or the transactions contemplated by this Agreement shall have been entered and such judgment, injunction, order or decree shall have become final and non-appealable, provided, that the party seeking to terminate this Agreement shall have used all reasonable efforts to remove or lift such judgment, injunction, order or decree;

(c) by either Cardinal Health or ALARIS if the Appointment Time shall not have occurred on or before October 31, 2004, provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party hereto whose failure or whose affiliate’s failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Appointment Time to occur on or before such date;

(d) by Cardinal Health, prior to the Appointment Time, if (i) the ALARIS Board has failed to include in the Schedule 14D-9 or the Proxy Statement the ALARIS Board Recommendation; (ii) the ALARIS Board shall withdraw, modify or change the ALARIS Board Recommendation in any manner adverse to Cardinal Health; (iii) the ALARIS Board approves or recommends any Competing Transaction; (iv) a Competing Transaction shall have been commenced and ALARIS shall not have sent to holders of the ALARIS capital stock, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that the ALARIS Board recommends rejection of such tender or exchange offer; (v) the ALARIS Board shall have refused to affirm the ALARIS Board Recommendation within five business days of any written request from Cardinal Health; or (vi) ALARIS breaches any of its obligations under Section 6.3(b) that results in the individual or entity with respect to whom such obligations were breached proposing a Competing Transaction;

(e) by either Cardinal Health or ALARIS, prior to the Appointment Time, if, the Offer shall have expired or been terminated in accordance with the terms of this Agreement without Cardinal Health or Subcorp having accepted for purchase any shares of ALARIS Common Stock pursuant to the Offer, other than by reason of a breach of this Agreement by the terminating party;

(f) by Cardinal Health, prior to the Appointment Time, if ALARIS’ Majority Stockholder shall have breached any of his obligations under Section 5 of the Support Agreement, provided, that Cardinal Health shall have given ALARIS’ Majority Stockholder and ALARIS at least five business days written notice of such breach and such breach shall not have been cured, provided, further that Cardinal Health may not terminate pursuant to this Section 8.1(f) until an Expiration Date;

(g) by Cardinal Health, prior to the Appointment Time, if there has been a breach by ALARIS of any representation, warranty, covenant or agreement set forth in this Agreement, which breach would reasonably be expected to result in any condition set forth in Annex A or Section 7.1 not being satisfied and such breach is not reasonably capable of being cured and such condition is not reasonably capable of being satisfied within 30 days after the receipt of notice thereof shall have been received by the party hereto alleged to be in breach;

(h) by ALARIS, prior to the Appointment Time, if there has been a breach by Cardinal Health or Subcorp of any representation, warranty, covenant or agreement set forth in this Agreement, which breach would reasonably be expected to result in any condition set forth in Annex A or Section 7.1 not being satisfied and such breach is not reasonably capable of being cured and such condition is not reasonably capable of being satisfied within 30 days after the receipt of notice thereof shall have been received by the party hereto alleged to be in breach;

(i) by ALARIS pursuant to Section 6.3(c) prior to the Appointment Time; or

(j) by ALARIS, if Subcorp shall have failed to commence the Offer within the time period required by Section 1.1(a), unless the failure to satisfy any condition precedent contained in Section 1.1(a) resulted solely from a breach by ALARIS of any representation, warranty, covenant or agreement set forth in this Agreement.

8.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement, except for the provisions of the second sentence of Section 6.3(d), 6.4, 9.2, 9.3, 9.4, 9.5, 9.7 and 9.8 and the provisions of this Section 8.2 and Section 9.11, shall become void and have no effect, without any liability on the part of any party hereto or its directors, officers or shareholders or stockholders. Notwithstanding the foregoing, nothing in this Section 8.2 shall relieve any party hereto of liability for a material breach of any provision of this Agreement, and provided, further, however, that, if it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party hereto so found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties hereto for their respective out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation. If this Agreement is terminated pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e), and at any time prior to such termination a proposal by a person other than Cardinal Health or its affiliates regarding a Business Combination shall have been made on a bona-fide basis to ALARIS or any of ALARIS’ directors, officers, employees, agents, significant stockholders or representatives or that shall have been publicly disclosed or that a person other than Cardinal Health or its affiliates has indicated publicly or to ALARIS or any of ALARIS’ directors, officers, employees, agents, significant stockholders or representatives a bona fide interest in making or pursuing such a proposal regarding a Business Combination, and within nine months after the date of any such termination ALARIS enters into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement with respect to, or publicly announces, a Business Combination (as defined below) or consummates a Business Combination and the transaction so provided for in such letter of intent, agreement-in-principle, acquisition agreement or other similar agreement is consummated within 12 months after the date of any such termination, then ALARIS will, upon consummation of such Business Combination, pay to Cardinal Health in cash by wire transfer in immediately available funds to an account designated by Cardinal Health a termination fee in an amount equal to $52,500,000. “Business Combination” means (a) a merger, consolidation, share exchange, business combination or similar transaction involving ALARIS as a result of which ALARIS Stockholders, prior to such transaction, in the aggregate, cease to own at least 50.1% of the voting power and at least 50.1% of the aggregate market value of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (b) a sale, lease, exchange, transfer or other disposition of more than 50% of the assets of ALARIS and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions (other than to customers in the ordinary course of business), or (c) the acquisition, by a person (other than Cardinal or any affiliate thereof) or “group” (as defined under Section 13(d) of the Exchange Act) of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of ALARIS Common Stock, whether by tender or exchange offer or otherwise.

8.3. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of this Agreement by the ALARIS Stockholders, but, after any such approval, no amendment shall be made that by law requires further approval or authorization by the ALARIS Stockholders without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

8.4. Extension; Waiver. At any time prior to the Effective Time, Cardinal Health and Subcorp (with respect to ALARIS) and ALARIS (with respect to Cardinal Health and Subcorp) by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party hereto, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE IX

MISCELLANEOUS

9.1. Survival of Representations and Warranties. The representations and warranties made in this Agreement by the parties hereto shall not survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Effective Time or after the termination of this Agreement.

9.2. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice):

(a) if to Cardinal Health or Subcorp:

Cardinal Health, Inc.

7000 Cardinal Place

Dublin, Ohio 43017

Attention: Paul S. Williams

Executive Vice President, Chief Legal Officer & Secretary

Telecopy No.: (614) 757-6948

with a copy to

David A. Katz, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Telecopy No.: (212) 403-2000

(b) if to ALARIS:

ALARIS Medical Systems, Inc.

10221 Wateridge Circle

San Diego, CA 92121-2733

Attention: David L. Schlotterbeck

President and Chief Executive Officer

Telecopy No.: (858) 458-6217

with a copy to

Barry D. Shalov, Esq.

Marjorie Sybul Adams, Esq.

Piper Rudnick LLP

1251 Avenue of the Americas

New York, NY 10020-1104

Telecopy No.: (212) 835-6001

9.3. Interpretation. When a reference is made in this Agreement to an Article, Section or Annex, such reference shall be to an Article, Section or Annex of this Agreement unless otherwise indicated. The headings, the table of contents and the index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” For the purposes of any provision of this Agreement, a “Material Adverse Effect” with respect to any party hereto shall mean, as to any company, a materially adverse effect on that company and its subsidiaries, taken as a whole (the “Company Group”), (a) resulting from a change, development or event involving the business, financial condition or results of operations of the Company Group, except for changes resulting from: (A) general economic conditions in the United States, Western Europe or globally, (B) changes in GAAP,

(C) the direct impact of this Agreement, the announcement or performance of this Agreement and the transactions contemplated hereby (including the impact of this Agreement on relationships with customers, suppliers, distributors or employees) or (D) any decrease in the market price of shares of ALARIS Common Stock (excluding any change, development or event underlying such decrease to the extent such change, development or event would otherwise constitute or contribute to a Material Adverse Effect on such Company Group). For purposes of this Agreement, a “subsidiary,” when used with respect to any party hereto, means any corporation or other organization, incorporated or unincorporated, (a) of which such party hereto or another subsidiary of such party hereto is a general partner (excluding partnerships, the general partnership interests of which held by such party hereto or any subsidiary of such party hereto do not have 50% or more of the voting interests in such partnership) or (b) 50% or more of the securities or other interests of which having by their terms ordinary voting power to elect at least 50% of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such party hereto or one or more of its subsidiaries (or if there are no such voting securities or interests, 50% or more of the equity interests of which is, directly or indirectly, owned or controlled by such party or one or more of its subsidiaries). For purposes of this Agreement, “knowledge” with respect to ALARIS shall mean the knowledge of the persons identified on Section 9.3 to the ALARIS Disclosure Schedule.

9.4. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same agreement. The parties hereto may execute more than one copy of this Agreement, each of which shall constitute an original.

9.5. Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), the Support Agreement, and the Confidentiality Agreement constitute the entire agreement among the parties hereto and thereto and supersede all prior agreements and understandings, agreements or representations by or among the parties hereto and thereto, written and oral, with respect to the subject matter of this Agreement and thereof. The parties to the Confidentiality Agreement hereby agree that the Confidentiality Agreement is hereby amended to delete the ninth paragraph thereof and such paragraphs shall have no further force and effect after the date of this Agreement (it being agreed that all other terms of the Confidentiality Agreement shall continue in full force and effect and shall expire in accordance with their terms).

9.6. Third-Party Beneficiaries. Except for the agreement set forth in Section 6.2(a), nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.

9.7. Governing Law. Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this Agreement, this Agreement shall be governed by the laws of the State of Delaware. All Actions arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the State of Delaware.

9.8. Consent to Jurisdiction; Venue.

(a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if under Applicable Law, exclusive jurisdiction over the Action is vested in the federal courts, to the jurisdiction of the United States District Court for the District of Delaware, for the purpose of any Action arising out of or relating to this Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such Action may be heard and determined exclusively in such courts. Each of the parties hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other Action relating to the Offer and Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 9.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

9.9. Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties hereto acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided that such party hereto is not in material default hereunder. The parties hereto agree that, if for any reason Cardinal Health, Subcorp or ALARIS shall have failed to perform its obligations under this Agreement, then the party hereto seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that any party hereto may have against another party hereto for any failure to perform its obligations under this Agreement including the right to seek damages for a material breach of any provision of this Agreement.

9.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

9.11. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party hereto incurring such expenses, except filing fees incurred in connection with filings required of any party hereto or any of its subsidiaries under the HSR Act with respect to the transactions contemplated by this Agreement and filing fees incurred in connection with Commission filings relating to the Offer, the Merger and the transactions contemplated by this Agreement and printing and mailing costs related thereto, all of which shall be shared equally by Cardinal Health and ALARIS.

9.12. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

IN WITNESS WHEREOF, Cardinal Health, Subcorp and ALARIS have signed this Agreement as of the date first written above.

CARDINAL HEALTH, INC.

By:	/s/ ROBERT D. WALTER

	Name:	Robert D. Walter
	Title:	Chairman and Chief Executive Officer

BLUE MERGER CORP.

By:	/s/ GEORGE L. FOTAIDES

	Name:	George L. Fotaides
	Title:	President

ALARIS MEDICAL SYSTEMS, INC.

By:	/s/ DAVID L. SCHLOTTERBECK

	Name:	David L. Schlotterbeck
	Title:	President and CEO

ANNEX A

CONDITIONS OF THE OFFER

Notwithstanding any other provisions of the Offer (subject to the terms and conditions of the Merger Agreement and any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act), Subcorp shall not be required to accept for payment or pay for, and may delay the acceptance for payment of, any shares of ALARIS Common Stock, if (i) there shall not be validly tendered and not properly withdrawn prior to the Expiration Date that number of shares of ALARIS Common Stock (disregarding any shares tendered by any officer or director of ALARIS) that represents at least one share more than the number of shares equal to (A) the ALARIS’ Majority Stockholder’s Shares plus (B) a majority of the then issued and outstanding shares of ALARIS Common Stock (other than (1) ALARIS’ Majority Stockholder’s Shares and (2) shares of ALARIS Common Stock owned beneficially or of record by directors or executive officers of ALARIS outstanding on the date of purchase (such number of shares, the “Minimum Condition”)), (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the Expiration Date or any other required waiting periods, material clearances or approvals of any Governmental Authority applicable to the Offer, the Merger or the transactions contemplated hereby under any Applicable Laws shall not have expired, been obtained or been terminated, as the case may be, or (iii) at any time on or after the date of the Merger Agreement and prior to the Appointment Time, any of the following conditions shall have occurred and continued to exist:

(a) a provision of any Applicable Laws or a judgment, injunction, order or decree by a court of competent jurisdiction shall prohibit or enjoin the purchase of shares of ALARIS Common Stock pursuant to the Offer or the consummation of the Merger or shall otherwise limit the ownership or operation by Cardinal Health, ALARIS or any of their respective subsidiaries of any material portion of the businesses or assets of ALARIS or, after giving effect to the consummation of the Offer, Cardinal Health;

(b) there shall be pending any material Action (i) by any Governmental Authority seeking to restrain or prohibit the purchase of shares of ALARIS Common Stock pursuant to the Offer or the consummation of the Merger, (ii) by any Governmental Authority seeking to prohibit or materially limit the ownership or operation by Cardinal Health, ALARIS or any of their respective subsidiaries of, or to compel Cardinal Health, ALARIS or any of their respective subsidiaries to dispose of or hold separate, any material portion of the business or assets of Cardinal Health, ALARIS or any of their respective subsidiaries, in each case, as a result of the purchase of shares of ALARIS Common Stock pursuant to the Offer or the Merger, (iii) by any Governmental Authority seeking to impose limitations on the ability of Cardinal Health to acquire or hold, or exercise full rights of ownership of, any shares of the Surviving Corporation capital stock, including the right to vote the Surviving Corporation capital stock on all matters properly presented to stockholders of the Surviving Corporation or (iv) by any Governmental Authority seeking to prohibit Cardinal Health or any of its subsidiaries from effectively controlling in any material respect the business or operations of ALARIS or any of its subsidiaries;

(c) any of the representations and warranties of ALARIS set forth in the Merger Agreement (other than the representations and warranties set forth in Section 5.4(a) of the Merger Agreement), when read without any exception or qualification as to materiality or Material Adverse Effect, shall not be true and correct as of the date of determination, as if such representations and warranties were made at the time of such determination (except as to any such representation or warranty which speaks as of a specific date, which must be untrue or incorrect as of such specific date), except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect on ALARIS or Cardinal Health, (ii) prevent or materially delay the consummation of the Offer, (iii) materially increase the cost to Subcorp of consummating the Offer to Subcorp or (iv) have a material adverse effect on the aggregate benefits to Cardinal Health of the transactions contemplated by the Merger Agreement;

(d) the representations and warranties of ALARIS set forth in Section 5.4(a) of the Merger Agreement shall not be true and correct in all material respects;

(e) ALARIS shall have not performed or not complied with all agreements and covenants required to be performed by it under the Merger Agreement, when read without any exception or qualification as to materiality or Material Adverse Effect, but only if the effect of such nonperformance or noncompliance, as the case may be, would be material to ALARIS or to Cardinal Health or would have a material adverse effect on the aggregate benefits to Cardinal Health of the transactions contemplated by the Merger Agreement;

(f) ALARIS shall not have furnished Cardinal Health with a certificate dated as of the date of determination signed on its behalf by its Chief Executive Officer or any Vice President to the effect that the conditions set forth in items (c), (d) and (e) of this Annex A have been satisfied;

(g) since the date of the Merger Agreement, except to the extent set forth in Section 5.11 to the ALARIS Disclosure Schedule, there shall be any change, development or event that has a Material Adverse Effect on ALARIS or a material adverse effect on the ability of ALARIS to consummate the transactions contemplated by the Merger Agreement;

(h) there shall have occurred, and continued to exist, (i) any general suspension of, or limitation on prices for, trading in securities on the NYSE, (ii) any decline of 20% or more in the S&P 500 from the close of business on the last trading day immediately preceding the date of the Merger Agreement or (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; or

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(i) ALARIS and Cardinal Health and Subcorp shall have reached an agreement in writing that the Offer or the Merger Agreement be terminated, or the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Cardinal Health and Subcorp, may be asserted by Cardinal Health or Subcorp, regardless of the circumstances giving rise to any such conditions, and, except for the Minimum Condition, may be waived by Cardinal Health or Subcorp in whole or in part at any time and from time to time, subject to the terms of the Merger Agreement. The failure by Cardinal Health or Subcorp at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The capitalized terms used in this Annex A shall have the meanings set forth in the Merger Agreement to which it is annexed, except that the term “Merger Agreement” shall be deemed to refer to the agreement to which this Annex A is annexed.

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